UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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IMAX CORPORATION
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IMAX Corporation

2525 Speakman Drive

Mississauga, Ontario, Canada, L5K 1B1

Dear Shareholders:	April 18, 2012

For more than 40 years, IMAX has been defined by the quality and excellence of the movie-going experience it provides consumers. Key to our success has been the strong and enduring partnerships we have developed with the world’s greatest theatre operators, movie studios and filmmakers. This has never been truer than it is today.

With greater competition from in-home entertainment, consumers around the world are facing a more difficult choice about where and when to spend their entertainment dollars. For IMAX, we see this evolution of the consumer experience as a significant opportunity.

Simply put, The IMAX Experience® cannot be replicated — the best movies from around the world must be seen in the IMAX format at an IMAX® theatre. As with any opportunity in the marketplace, our success will be defined by our ability to continue to ensure that we are offering something that is compelling, differentiated and of value to our exhibitor partners, the studios, producers, directors, talent and most importantly, the movie-going public.

Fortunately for IMAX, we have a culture that is intensely focused on superior quality, technological achievement and the constant pursuit of improvement. Whether it is the DMR process, the introduction of a multiplex theatre system, the creation of a new joint-venture business model or the development of digital projection systems, at every major moment in company history, key innovations have led to the transformation of the IMAX business.

2011 Financial Performance

2011 was disappointing from a financial perspective, primarily driven by film performance. Domestic industry grosses of the top 10 titles of 2011 were down 21.5% versus 2010. In addition, our film slate was overly dependent on the genre of family animation, which underperformed in 2011, as compared to prior years.

2011 financial results:

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Total revenues of $236.6 million, adjusted net income of $27.3 million, or $0.40 per diluted share, reported net income of $15.5 million, or $0.23 per diluted share, and adjusted EBITDA as calculated in accordance with the Company’s Credit Facility of $67.7 million(1);

•	DMR gross box office for the full year of 2011 of $417.2 million, the second highest level in company history, and global weighted per screen average in 2011 of $1.1 million.

While 2011 was not a record year for the company financially, we made significant strategic progress throughout the year, which should position us for financial success over the long term.

IMAX’s Strategic Milestones – Continuing to Establish a Foundation for Global Growth

Our focus in 2011 was to continue to execute our business plan, to seize opportunities that would allow us to achieve sustainable network growth and to continue to deliver on the promise of The IMAX Experience for our studios and consumers.

(1)	For a reconciliation of adjusted net income to reported net income and for the definition of adjusted EBITDA, please see “Non-GAAP Financial Measures” on page 37 of the attached proxy circular.

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Operational accomplishments have laid the foundation for strong performance in the future:

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2011 marked the second year in a row in which IMAX signed contracts for over 200 theatre systems, a record year for both new theatre signings and installations; the Company signed contracts for a total of 209 theatre systems and installed 170 theatre systems in the year;

•	As of December 31, 2011, there were a total of 497 IMAX theatres in commercial multiplexes, which represents a 33% increase from 373 theatres at the end of 2010;

•	As of December 31, 2011, there were 263 theatre systems in backlog, compared to 224 systems in backlog at the end of 2010;

•	We increased our outlook for worldwide IMAX zones to 1,500-1,550, from 1,200-1,250, based on an updated analysis of 8 key markets, including the BRIC nations, Japan, the UK, France and Spain;

•	We established IMAX China and signed our first joint revenue-sharing agreement with Wanda Cinema Line for 75 theatres – our largest international theatre deal ever;

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We more than doubled the size of our theatre network in Greater China, ending the year with 88 theatres open and a backlog that will get us to more than 200 theatres open in China over the next few years;

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We licensed certain exclusive rights to ground-breaking digital laser technology IP developed by The Eastman Kodak Company that will enable us to develop next generation laser-based projection systems, further widen our competitive advantage in technological differentiation, and bring the economic benefits of digital cinema to our largest theatres in the world; and

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We established a new approach to marketing and differentiation by working in partnership with Paramount Pictures and director, Brad Bird, to secure the early IMAX release of Mission: Impossible – Ghost Protocol, which played an integral role in ‘eventizing’ the movie during the crowded holiday release period.

IMAX 2012 – IMAX is Believing

In 2012, we will continue to focus on growth, innovation and excellence.

One of our key corporate goals for 2012 is to focus on marketing the IMAX brand. We will work to capitalize on the growing recognition that IMAX is the best way to see the best movies anywhere in the world by launching a marketing campaign that focuses consumers on the theme IMAX is Believing.

Given the positive results we experienced around our marketing approach to Mission: Impossible – Ghost Protocol, we are confident that our commitment to marketing the emotional aspects of our brand will bring us closer to our core fan base. We believe that this will, in turn, result in increased loyalty and engagement, and ultimately contribute to top-line growth. As part of these efforts, over the last several months, we have conducted an in-depth consumer research study to gauge movie-goers’ impression of The IMAX Experience, and the results have been very positive.

International Growth and Expansion

We continue to experience significant traction in markets like North America, Russia and China. Both China and Russia generated per screen averages of approximately $1.7 million in 2011, or more than two times our domestic per screen average in the same period. Our most recent analysis of the market suggests there could be approximately 400 IMAX theatres in Greater China over time, up from just 70 commercial theatres open at the end of 2011. To support our growth in the region, we expanded our local presence by establishing a wholly-foreign-owned enterprise (WFOE) and appointing Jiande Chen as CEO of IMAX China. We now have over 30 employees based out of our IMAX China headquarters in Shanghai.

In the early part of 2012, we took some important steps to re-focus our growth on our under-penetrated international markets, such as Latin America, Western Europe, and India.

In mid-January, we announced the restructuring of our agreement with our South American development partner. As a result, we believe it is a stronger, more effective partnership, and we are now seeing more activity in the region and have recently signed theatre deals in Brazil and Panama. Our current analysis of the market suggests that, over time, Latin America could support 150 IMAX theatres, up from 15 commercial IMAX theatres at the end of 2011. Even with the small size of our current footprint, there is a strong appetite for our brand in this strategically important region of the world.

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Turning to India, we currently have two commercial IMAX theatres in operation. Over the last 12 months, we’ve signed agreements for another eight, bringing our total backlog for India to 10. We believe that in 2013, we’ll be in a position to start offering IMAX versions of Bollywood titles, which today account for 90% of India’s internal annual box-office receipts. The key to our growth in India is the development of more modern complexes, and our current zone analysis suggests that India could support approximately 70 IMAX theatres over time, up from two open at the end of 2011.

While Western Europe continues to face some economic uncertainty, we recognize that jump-starting this market is essential to ensuring that our footprint is truly global in nature. To that end, we hired Andrew Cripps as the new President of Theatre Development in Europe, the Middle East, and Africa. Mr. Cripps, previously President of Paramount Pictures International, has extensive relationships throughout this region of the world, which we believe should increase our momentum there. At the end of 2011, we had 76 commercial theatres across EMEA, and our current analysis of the market suggests that, over time, there could be 350 IMAX theatres in that region. Key to this strategy will be the need to work closely with our Filmed Entertainment Group and our international film team to secure territory-specific Hollywood releases and local-language DMR content.

Overall, we remain optimistic about the trends we’re seeing in our international markets. At year-end, we were only 18% penetrated overseas, and our international per screen average for 2011 was $1.5 million, or 1.8 times our domestic per screen average.

Commitment to Quality and Technology Innovation

One thing that has always set IMAX apart is our unwavering commitment to quality, as we continually seek to improve all aspects of the cinematic experience. To that end, in 2011, we named David Keighley Chief Quality Officer. In this role, Keighley is responsible for continuing to demand that every film IMAX touches not only meets the Company’s exceptional criteria, but becomes an enhanced version of the original.

As referenced earlier, technological innovation has been the cornerstone of each major stage of development throughout our company’s 40-year history. In 2011, we licensed certain exclusive rights to patents developed by Kodak in laser-based projection technology. We believe that this important deal will keep us at the cutting edge of industry innovation, as laser-based projection is the next frontier in digital cinema technology. Our IMAX laser-based projectors will present greater brightness and clarity, a wider color gamut and deeper blacks, and consume less power and last longer than existing digital technology. A laser-based projection solution will enable us to provide a digital solution to our universe of approximately 150 film-based screens larger than 80 feet in width, which should result in increased programming flexibility and cost efficiencies for our studio and exhibitor partners.

We selected Barco to help us co-develop this next-generation projection system. Under a seven-year agreement, Barco will be our exclusive worldwide partner in the development of digital projection technology for use in IMAX theatres. The goal is to bring our laser-based systems to market by the second half of 2013.

Offering the Best Movies from around the World in the Best Format Anywhere

We believe our 2012 film slate includes some of the most highly anticipated films of the year from a number of the world’s greatest studios and directors.

Some of the highlights include Marvel and Disney’s The Avengers, Sony’s The Amazing Spider-Man, Warner Brothers’ and Christopher Nolan’s The Dark Knight Rises, which will feature about one hour of footage shot with IMAX cameras (more than any other previous film), Sony’s next James Bond movie, Skyfall, and Warner Brothers’ The Hobbit, directed by Peter Jackson. These films are all associated with beloved franchises, and we believe they will play very well to our core audiences.

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We are already off to a strong start in 2012, with first quarter global box office of $121.6 million – nearly two times greater than first quarter 2011 box office of $62.3 million. And this momentum has continued into the early weeks of the second quarter.

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We are also expanding our strategy of using our proprietary DMR technology to transform local-language titles into the IMAX format, building on the success we’ve had in markets like China with the release like Aftershock (2010) and Bona Film’s Flying Swords of Dragon Gate (2011). In April, we released our first European local-language film in France on April 4, and in December, we will release a film by Jackie Chan and Huayi Brothers Studios, C712, in China. We also recently announced that we will DMR our first Russian local-language film, Stalingrad, which is scheduled to open in October 2013. And, as mentioned earlier, we hope to be in position to start offering IMAX versions of Bollywood titles in 2013.

While we can be certain that 2012 will present its share of challenges, we will face them with confidence, knowing that IMAX is increasingly important to our business partners. In many ways, the entertainment industry is at a crossroads regarding in-home versus out-of-home options. We believe that IMAX, as a technology, a brand, an experience, a content provider and a marketing tool, is uniquely positioned to generate enthusiasm with movie-goers — bringing them out of their homes and into cinemas. We look forward to continuing to collaborate with our partners on the ongoing success of blockbuster films and to driving excitement for our consumers.

In closing, it is important to note the tremendous efforts of our employees around the globe. IMAX is a company that is driven by an entrepreneurial spirit, a willingness to invest time, energy and resources to develop an entertainment experience that is without peer, and a deep commitment to and love for the brand and everything it offers consumers.

Again, we thank you as shareholders for your support. We look forward to reporting on our progress and continued growth in the years ahead.

Sincerely,

/s/ Richard L. Gelfond

Richard L. Gelfond

CEO, IMAX Corporation

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IMAX Corporation

2525 Speakman Drive

Mississauga, Ontario, Canada, L5K 1B1

NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS

TO BE HELD ON

June 5, 2012

NOTICE IS HEREBY GIVEN that the Annual General Meeting of Shareholders of IMAX Corporation (the “Company”) will be held at the Loews Regency Hotel (Ballroom), 540 Park Avenue, New York, NY, U.S.A. 10065 on June 5, 2012 at 10:00 a.m. (the “Annual Meeting”), for the following purposes:

(1)	to receive the consolidated financial statements for the fiscal year ended December 31, 2011 together with the auditors’ report thereon;

(2)	to elect the three individuals nominated to serve as directors until the end of their term or until their successors are elected or appointed;

(3)	to appoint auditors and authorize the directors to fix the auditors’ remuneration; and

(4)	to transact such other business as may properly be brought before the Annual Meeting or any adjournments thereof.

The foregoing items of business are more fully described in the proxy circular and proxy statement accompanying this Notice of Annual General Meeting of Shareholders.

Only shareholders of record as of the close of business on April 11, 2012, are entitled to notice of and to vote at the Annual Meeting.

By Order of the Board of Directors,

/s/ G. Mary Ruby

G. MARY RUBY

Chief Administrative Officer

& Corporate Secretary

Mississauga, Ontario

April 18, 2012

YOUR VOTE IS IMPORTANT. Shareholders who are unable to attend the Annual Meeting in person are requested to complete and return the accompanying Form of Proxy in the envelope provided for that purpose. Proxies must be deposited with Computershare Investor Services Inc., c/o Stock and Bond Transfer Dept., 9th Floor, 100 University Avenue, Toronto, Ontario, Canada, M5J 2Y1 or at the Corporate Headquarters of the Company noted above on or before 10:00 a.m. (Eastern Time) on June 1, 2012. Shareholders may also vote by following the instructions for voting by telephone or over the internet in the accompanying proxy circular.

Proxy Circular

and

Proxy Statement

April 18, 2012

IMAX CORPORATION

2525 Speakman Drive, Mississauga, Ontario, Canada, L5K 1B1

tel: 905-403-6500 fax: 905-403-6540

www.IMAX.com

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IMAX Corporation

2525 Speakman Drive

Mississauga, Ontario, Canada, L5K 1B1

GENERAL INFORMATION

This proxy circular and proxy statement (the “Circular”) is furnished in connection with the solicitation by the management of the Company of proxies to be used at the Annual General Meeting of Shareholders of IMAX Corporation (the “Company”), which will be held at the Loews Regency Hotel (Ballroom), 540 Park Avenue, New York, NY, U.S.A. 10065, on June 5, 2012 at 10:00 a.m. (the “Annual Meeting”), or at any continuation, postponement or adjournment thereof.

The Notice of Annual General Meeting, this document and the form of proxy (the “Form of Proxy”) will be released on or about April 18, 2012 to holders of the Company’s common shares (the “Common Shares”).

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to Be Held on June 5, 2012

Pursuant to the requirement promulgated by the United States Securities and Exchange Commission (the “SEC”), the Company has elected to provide access to our proxy materials by sending you this full set of proxy materials, including a form of proxy or voting instruction form. You are encouraged to access and review all of the important information contained in the proxy materials before submitting a proxy or voting at the Annual Meeting. The proxy materials are also available on the internet at http://www.imax.com/corporate/investors/shareholder-meeting.

Regardless of the number of Common Shares you hold, your role as a shareholder is very important and the Board of Directors strongly encourages you to exercise your right to vote.

INFORMATION ON VOTING

Who can Vote

The Board of Directors has fixed April 11, 2012 as the record date for the Annual Meeting. Each Common Share entitles the holder to one vote on all matters presented at the Annual Meeting. As of April 11, 2012, the Company had 65,722,646 Common Shares issued and outstanding. You are entitled to vote at the Annual Meeting if you were a holder of record of Common Shares as of the close of business on April 11, 2012. You are entitled to one vote on each proposal for each Common Share you held on the record date. Your Common Shares may be voted at the Annual Meeting only if you are present in person or your Common Shares are represented by a valid proxy.

Difference between a Shareholder of Record and a “Street Name” Holder

If your Common Shares are registered directly in your name, you are considered the shareholder of record with respect to those Common Shares.

If your Common Shares are held in a stock brokerage account or by a bank, trust or other nominee, then the broker, bank, trust or other nominee is considered to be the shareholder of record with respect to those Common Shares. However, you are still considered the beneficial owner of those Common Shares, and your Common Shares are said to be held in “street name”. Street name holders generally cannot submit a proxy or vote their Common Shares directly and must instead instruct the broker, bank, trust or other nominee on how to vote their Common Shares using the methods described below in “Voting by Street Name Holders”.

VOTING BY SHAREHOLDERS OF RECORD

The following instructions are for shareholders of record only. If you are a “street name” holder, please follow your broker’s instructions on how to vote your Common Shares. See description below in “Voting by Street Name Holders”.

Voting in Person

Shareholders of record may vote by attending the Annual Meeting and voting the Common Shares registered in their name on resolutions put before the Annual Meeting. If you are a shareholder of record who will attend and vote in person at the Annual Meeting, you do not need to complete or return the Form of Proxy. Please register your attendance with the scrutineer, Computershare Investor Services Inc. (“Computershare”), upon your arrival at the Annual Meeting.

Voting by Proxy

If you are a shareholder of record but do not plan to attend the Annual Meeting in person, you may vote by proxy. There are three ways to vote by proxy:

Mail – You may vote by completing, dating and signing the enclosed Form of Proxy and promptly returning it, in the preaddressed envelope provided to you, to Computershare, no later than 10:00 a.m. (Eastern Time) on June 1, 2012, or on the second last business day prior to any postponed or adjourned meeting.

Telephone – You may vote by telephone from within the United States or Canada by calling the toll free number shown on the Form of Proxy no later than 10:00 a.m. (Eastern Time) on June 1, 2012, or on the second last business day prior to any postponed or adjourned meeting. Please refer to the holder account number and access number provided on the Form of Proxy.

Internet – You may vote over the internet by following the login and voting procedures described on the Form of Proxy. Please refer to the holder account number and access number provided on the Form of Proxy. Detailed voting instructions will then be provided via the internet to those who have completed the login procedure. You may vote (and revoke a previous vote) over the internet at any time before 10:00 a.m. (Eastern Time) on June 1, 2012, or on the second last business day prior to any postponed or adjourned meeting.

The internet voting procedure is designed to authenticate shareholders’ identities, to allow shareholders to vote their Common Shares and to confirm that shareholders’ votes have been recorded properly. Shareholders who submit a proxy through the internet should be aware that they may incur costs to access the internet, such as usage charges from telephone companies or internet service providers and that these costs must be borne by the shareholder. Also, please be aware that the Company is not involved in the operation of the internet voting procedure and cannot take responsibility for any access or internet service interruptions that may occur or any inaccuracies, erroneous or incomplete information that may appear.

What is a Proxy?

A proxy is a document that authorizes another person to attend the Annual Meeting and cast votes on behalf of a shareholder of record at the Annual Meeting. If you are a shareholder of record, you can use the accompanying Form of Proxy. You may also use any other legal form of proxy.

How do you Appoint a Proxyholder?

Your proxyholder is the person you appoint to cast your votes for you at the Annual Meeting. The persons named in the enclosed Form of Proxy are directors and officers of the Company. You have the right to appoint one of the persons designated as proxyholders in the accompanying Form of Proxy or any other person, who need not be a shareholder of the Company, to attend and act on your behalf at the Annual Meeting.

Your proxy authorizes the proxyholder to vote and otherwise act for you at the Annual Meeting, including any continuation of the meeting if it is adjourned.

How will a Proxyholder Vote?

If you mark on the proxy how you want to vote on a particular issue (by checking FOR, AGAINST, WITHHOLD or indicating your preference on the frequency of say-on-pay voting.), your proxyholder must cast your votes as instructed. Voting “WITHHOLD” on the proxy is equivalent to voting “ABSTAIN”, you will be abstaining from voting, though you will be treated as present for the purposes of determining a quorum.

The person appointed as proxyholder has discretionary authority and may vote the Common Shares represented thereby as such person considers best with respect to amendments or variations to matters identified in the Notice of Annual General Meeting, and with respect to any other matter which may properly come before the Annual Meeting. As of the date of this Circular, the management of the Company is not aware of any such amendment, variation or other matter proposed or likely to come before the Annual Meeting. If any amendments are proposed to these matters, or if any other matters properly arise at the Annual Meeting, your proxyholder can generally vote your Common Shares as he or she sees fit.

If you do NOT mark on the proxy how you intend to vote on a particular matter, your proxyholder is entitled to vote your Common Shares as he or she sees fit. If your proxy does not specify how you intend to vote on any particular matter, and if you have authorized a director or officer of the Company to act as your proxyholder, your Common Shares will be voted at the Annual Meeting as follows:

•	FOR the election of the nominees named in this Circular as directors; and

•	FOR the appointment of PricewaterhouseCoopers LLC as auditors and authorizing the directors to fix the auditors’ remuneration.

For more information about these matters, please see “Item No. 1 – Election of Directors” on page 5 and “Item No. 2 – Appointment of Auditors” on page 8.

How do you Revoke your Proxy?

Any proxy given pursuant to this solicitation may be revoked by the person giving it any time before the Annual Meeting by depositing an instrument in writing (including another proxy) executed by the shareholder or the shareholder’s attorney authorized in writing at: (i) the registered office of the Company, IMAX Corporation, 2525 Speakman Drive, Mississauga, Ontario, Canada, L5K 1B1, Attention: Corporate Secretary, at any time up to and including 10:00 a.m., Eastern Time, on the second last business day prior to the date of the Annual Meeting or any adjournment or postponement thereof; or (ii) with the chairman of the Annual Meeting on the day of the Annual Meeting or at any adjournment or postponement thereof; or (iii) in any other manner permitted by law, including attending the Annual Meeting in person. If you revoke your proxy and do not replace it with another form of proxy that has been properly deposited, you may still vote Common Shares registered in person at the Annual Meeting.

Confidentiality of Voting

Computershare counts and tabulates proxies in a manner that preserves the confidentiality of your votes. Proxies will not be submitted to management unless:

•	there is a proxy contest;

•	the proxy contains comments clearly intended for management; or

•	it is necessary to determine a proxy’s validity or to enable management and/or the Board of Directors to meet their legal obligations to shareholders or to discharge their legal duties to the Company.

Solicitation of Proxies

While management intends to solicit most proxies by mail, some proxies may be solicited by telephone or other personal contact by directors, officers or employees of the Company. Directors, officers and employees will not receive any additional compensation for such activity. The Company will, upon request, pay brokers and certain other persons who hold the Company’s Common Shares for others their reasonable expenses for sending proxy materials to the beneficial owners of the Company’s Common Shares. The cost of solicitation will be borne by the Company. While the Company has not chosen to engage the services of a proxy solicitor to aid in the solicitation of proxies and verify records relating to the solicitation at this time, should the Company decide to do so, it will bear all costs of such solicitation.

VOTING BY STREET NAME HOLDERS

Copies of this solicitation have been distributed to your broker, bank or other intermediary who are required to deliver them to, and seek voting instructions from, shareholders who hold our Common Shares in “street name”. Intermediaries often use a service company such as Broadridge Investor Communications (“Broadridge”) to forward meeting materials to “street name” holders. If you are a “street name” holder, you can vote your Common Shares through your intermediary by following the instructions your intermediary provides you with or at the Annual Meeting. As a “street name” holder, while you are invited to attend the Annual Meeting, you will not be entitled to vote at the Annual Meeting unless you make the necessary arrangements with your intermediary to do so.

Voting in Person

A “street name” holder who receives a Voting Instruction Form and who wishes to attend and vote at the Annual Meeting in person (or have another person attend and vote on his or her behalf), should strike out the appointees named in the Voting Instruction Form and insert his or her name (or such other person’s name) in the blank space provided or follow the corresponding instructions provided by the intermediary.

Voting through an Intermediary

Through an Intermediary – As a “street name” holder, you will be given a Voting Instruction Form by your intermediary which must be submitted in accordance with the instructions provided by the intermediary. You must follow the intermediary’s instructions (which allow the completion of the Voting Instruction Form by mail, telephone or internet). Occasionally, as a “street name” holder you may be given a form of proxy that has been signed by the intermediary and which is restricted to the number of Common Shares owned by you as the beneficial shareholder but that is otherwise not completed. This form of proxy does not need to be signed by you. In this case, you can complete the form of proxy and vote by following the instructions provided by the intermediary.

Mail – You may vote by completing, dating and signing the Voting Instruction Form and promptly returning it in the preaddressed envelope provided to you no later than 10:00 a.m. (Eastern Time) on June 1, 2012 or on the second last business day prior to any postponed or adjourned meeting.

Telephone – You may vote by telephone from within the United States or Canada by calling the toll free number shown on the Voting Instruction Form no later than 10:00 a.m. (Eastern Time) on June 1, 2012, or on the second last business day prior to any postponed or adjourned meeting. Please refer to the 12 digit control number provided on the Voting Instruction Form.

Internet – If your intermediary is registered with Broadridge, whom we have retained to manage “street name” holder internet voting, you may vote over the internet by following the login and voting instructions on your Voting Instruction Form. Please refer to the 12 digit control number provided on the Voting Instruction Form.

Householding

Some brokers, banks or other intermediaries may be participating in the practice of “householding” proxy circulars and annual reports. This means that only one copy of the Circular and the annual report may have been sent to multiple shareholders in the same household. Each shareholder will continue to receive a separate voting instruction form. The Company will promptly deliver a separate copy of either document to you if you request one by writing or calling as follows: IMAX Corporation, 110 East 59th Street, Suite 2100, New York, New York, U.S.A., 10022, Attention: Investor Relations at 212-821-0100. If you want to receive separate copies of the circular and the annual report in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your intermediary.

Information for U.S. Street Name Holders

If you are a “street name” holder with an intermediary, you must instruct your U.S. intermediary how to vote your Common Shares. If you do not provide voting instructions, your Common Shares will not be voted on any proposal on which the U.S. intermediary does not have discretionary authority to vote. This is called a “broker non-vote”. In these cases, the broker can register your Common Shares as being present at the Annual Meeting for purposes of determining the presence of a quorum but will not be able to vote on those matters for which specific authorization is required.

If you do NOT mark on the proxy how you intend to vote on a particular matter, your broker is entitled to vote your Common Shares as he or she sees fit with respect to “routine” matters such as the ratification of the appointment of PricewaterhouseCoopers LLC as the Company’s auditors. However, your proxyholder does not have discretionary authority to vote for the election of the nominees named in this Circular as directors, or with respect to other matters which may properly be brought before the Annual Meeting, if your proxy does not specify how you intend to vote on any particular matter. Accordingly, if you are a “street name” holder it is particularly important that you instruct your U.S. intermediaries how you wish to vote your Common Shares.

VOTING REQUIREMENTS TO APPROVE MATTERS TO BE DISCUSSED AT THE 2012 ANNUAL MEETING

Matter	Vote Required	Broker Discretionary Voting Allowed
Election of Nominees for the Board of Directors	Majority of Votes Cast at the Annual Meeting	No
Appointment of PricewaterhouseCoopers LLC	Majority of Votes Cast at the Annual Meeting	Yes

Withheld/Abstentions or broker non-votes are counted for purposes of establishing a quorum, but they are not counted as votes cast for or against a proposal.

Quorum

The Annual Meeting requires a quorum, which for the purposes of the Annual Meeting means:

•	at least two persons personally present, each being a shareholder entitled to vote at the Annual Meeting or a duly appointed proxyholder for a shareholder; and

•	persons owning or representing by proxy not less than 33 1/3% of the total number of Common Shares entitled to vote at the Annual Meeting.

As of April 11, 2012, the Company had 65,722,646 Common Shares issued and outstanding, each carrying the right to one vote at all meetings of the shareholders of the Company.

PROCEDURE FOR CONSIDERING SHAREHOLDER PROPOSALS FOR THE COMPANY’S 2013 ANNUAL MEETING

If a shareholder wishes to propose any matter for a vote by the Company’s shareholders at the Company’s 2013 annual meeting of shareholders he or she must send his or her proposal to the Corporate Headquarters of the Company at IMAX Corporation, 2525 Speakman Drive, Mississauga, Ontario, Canada, L5K 1B1, Attention: Corporate Secretary. The Company may omit the proposal from next year’s proxy circular and proxy statement under applicable Canadian corporate law and U.S. securities laws if it is not received by the Company’s Corporate Secretary at the address noted above by December 18, 2012.

SHAREHOLDER COMMUNICATION

Shareholders or other interested parties wishing to communicate with the Board of Directors, or any individual director, may do so by sending a written communication to IMAX Corporation, 2525 Speakman Drive, Mississauga, Ontario, Canada, L5K 1B1, addressed to the Board of Directors or any individual director, Attention: Corporate Secretary. The Secretary forwards all such communications to the Board of Directors.

PRINCIPAL SHAREHOLDERS OF VOTING SHARES

The Company is not aware of any persons who as of April 11, 2012 beneficially owned or exercised control or direction over more than 5% of the Company’s Common Shares other than:

Name and Address of Beneficial Owner of Common Shares	Amount and Nature of Beneficial Ownership of Common Shares		Percentage of Outstanding Common Shares
Douglas Group
Kevin and Michelle Douglas	7,726,447	(1)	11.8%
James E. Douglas, III
K&M Douglas Trust
Douglas Family Trust
James Douglas and Jean Douglas Irrevocable Descendants’ Trust
KGD 2010 Annuity Trust III
MMD 2010 Annuity Trust III
125 E. Sir Francis Drake Blvd., Suite 400, Larkspur, CA, 94939

Manning & Napier Advisors, LLC	5,610,690	(2)	8.5%
290 Woodcliff Drive, Fairport, NY, 14450

The percentage of outstanding Common Shares is based on dividing the number of Common Shares beneficially owned by such person by 65,722,646 Common Shares outstanding as of April 11, 2012.

(1)	Based solely on information reported in an amended Schedule 13G filed jointly by Kevin Douglas, Michelle Douglas, James E. Douglas, III, K&M Douglas Trust, Douglas Family Trust, James Douglas & Jean Douglas Irrevocable Descendants’ Trust; KGD 2010 Annuity Trust III and MMD 2010 Annuity Trust III on February 11, 2011, with the SEC. As reported in such filing, Kevin Douglas has sole voting and dispositive power over 830,593 Common Shares held by the KGD 2010 Annuity Trust III of which Kevin Douglas is the trustee and beneficiary and has shared voting power with respect to 3,747,327 Common Shares. Kevin Douglas and his wife, Michelle Douglas, hold 1,661,186 Common Shares jointly as the beneficiaries and co-trustees of the K&M Douglas Trust. In addition, Kevin Douglas and Michelle Douglas are co-trustees of the James Douglas and Jean Douglas Irrevocable Descendants’ Trust, which holds 2,086,141 Common Shares. Kevin Douglas has shared dispositive power with respect to 6,895,854 Common Shares. Kevin Douglas has dispositive power with respect to 772,645 Common Shares held by James E. Douglas, III; 1,545,289 Common Shares held by the Douglas Family Trust, and 830,593 shares held by the MMD 2010 Annuity Trust III. Michelle Douglas has sole voting power over 830,593 Common Shares held by MMD 2010 Annuity Trust III. 2,086,141 Common Shares. Kevin Douglas has shared dispositive power with respect to 6,895,854 Common Shares. Kevin Douglas has dispositive power with respect to 772,645 Common Shares held by James E. Douglas, III; 1,545,289 Common Shares held by the Douglas Family Trust, and 830,593 shares held by the MMD 2010 Annuity Trust III. Michelle Douglas has sole voting power over 830,593 Common Shares held by MMD 2010 Annuity Trust III.
(2)	Based solely on information reported in a Schedule 13G filed by Manning & Napier Advisors LLC (“Manning & Napier”) on January 27, 2012 with the SEC. As reported in such filing, Manning & Napier Advisors have sole voting over 4,903,040 Common Shares and sole dispositive power over 5,610,960 Common Shares. Manning & Napier does not hold shared voting/dispositive power with respect to any of its Common Shares

FINANCIAL STATEMENTS AND AUDITORS’ REPORT

The Board of Directors will submit to the shareholders at the Annual Meeting the consolidated financial statements for the fiscal year ended December 31, 2011, and the auditors’ report thereon. A copy of these financial statements and the auditor report is included in the Annual Report on Form 10-K, which is being mailed to the Company’s shareholders together with this Circular.

MATTERS TO BE CONSIDERED AT THE 2012 ANNUAL MEETING

Board of Directors’ Recommendations for your Vote

The following is a summary of matters to be considered at the 2012 Annual Meeting of shareholders together with the Board of Directors’ unanimously recommendations for your votes.

Item No.	Board Recommendation
1. Election of the Three Nominees as Directors	FOR
2. Appointment of PricewaterhouseCoopers LLC as the Company’s Independent Auditors	FOR

Item No. 1 – ELECTION OF DIRECTORS

The Company’s articles provide that the Board of Directors may be comprised of a minimum of one and a maximum of 15 directors, with the actual number determined from time to time by resolution of the Board of Directors. Currently, the Board of Directors has fixed the number of directors at nine.

At the Annual Meeting, shareholders will be asked to approve the election of directors by ordinary resolution, which requires that a majority of the votes cast at the Annual Meeting be in favor of the resolution for the election of the nominees. In the absence of any instruction on the accompanying Form of Proxy, it is the intention of the persons named by management in the Form of Proxy to vote the Common Shares represented by the proxy in favor of the resolution. If any of the nominees is for any reason unable to serve as a director, proxies in favor of management will be voted for another nominee in their discretion unless the shareholder has specified in the Form of Proxy that such shareholder’s Common Shares are to be withheld from voting on the election of directors.

The Board of Directors is divided into three classes, each of which serves for a three-year term. The Board of Directors is currently composed of Neil S. Braun, Kenneth G. Copland, Eric Demirian, Richard L. Gelfond, Garth M. Girvan, David W. Leebron, I. Martin Pompadur, Marc A. Utay, and Bradley J. Wechsler. At the Annual Meeting, the term of Class I directors expires. The term of Class II directors expires in 2014. The term of Class III directors expires in 2013.

Kenneth Copland, a Class I director, has indicated he plans to retire and will not stand for re-election at the Annual Meeting. As a result, Mr. Leebron, currently a Class II director will be nominated for election in Class I, such that three directors will be elected at the Annual Meeting.

Shareholders who wish to have the Board of Directors consider the nomination of any person for director at the 2013 meeting of shareholders should communicate with the Company’s Corporate Secretary at the Company’s corporate office (see description below in “Nomination Process”).

Nominees for Election

The individuals noted below are to be nominated for election to the Board of Directors of the Company in Class I.

The Board of Directors unanimously recommends a vote FOR the election of each of these nominees as directors.

The nominees for election as directors have indicated to the Company that they will serve if elected. Each director elected will hold office until the earlier of the expiry of the term for which he has been elected; until his successor is elected or appointed; or until the date of his resignation or termination.

The following table lists certain information concerning the persons to be nominated for election to the Board of Directors of the Company in Class I and the directors whose terms continue after the Annual Meeting.

Nominees for Election as Class I Directors for the Term Expiring in 2015	Current Position with the Company

Neil S. Braun, 59, New York, New York, U.S.A.	Director
Neil S. Braun has been a director of the Company since June 2003 and is the Dean of Pace University’s Lubin School of Business. Mr. Braun held the position of Chief Executive Officer of The Carbon Neutral Company from 2008 to June 2010 and Chairman & Chief Executive Officer of The GreenLife Organization from 2007 to 2008. Mr. Braun held the position of President, Distribution & Marketing of Starz Media after it acquired IDT Entertainment in August 2006, President, Feature Films and Television of IDT Entertainment from 2005 to 2007 and the President of Vanguard Animation, LLC from 2001 to 2005. He was the President of Vast Video Inc. prior to this and was President of iCast Corporation a wholly-owned subsidiary of CMGI, Inc. during 1999. From 1994 to 1998, Mr. Braun was President of NBC Television Network. Mr. Braun also sits on the Share our Strength and Westhampton Beach Performing Arts Center boards of directors, both non-profit organizations. Prior to 1994, Mr. Braun was the Chairman and Chief Executive Officer of Viacom Entertainment, the COO of Imagine Films Entertainment and Senior Vice President of Home Box Office Inc. Mr. Braun has received his Certificate of Director Education through the National Association of Corporate Directors and is a member of KPMG Audit Committee Institute. Mr. Braun is a former director of the GreenLife Organization (2007-2008) and The Carbon Neutral Company (2008-2010). Mr. Braun is a member of the Company’s Audit, Compensation, Corporate Governance and Nominating Committees. Mr. Braun’s experience as a senior executive of a number of entertainment, technology and other companies as well as his current role as business school dean allows him to provide valuable insight into issues and opportunities facing the Company and has given him financial expertise which is valuable to the Audit Committee.

David W. Leebron, 57, Houston, Texas, U.S.A.	Director
David W. Leebron has been a director of the Company since September 2003 and has been the President of Rice University since July 1, 2004. Prior to July 1, 2004, Mr. Leebron held the position of Dean and Lucy G. Moses Professor of Law at Columbia University School of Law since 1996 and Professor of Law since 1989. Mr. Leebron is on the Council on Foreign Relations, and on the board of the Greater Houston Partnership and the board of KIPP Foundation. Mr. Leebron serves as Chairman of the Corporate Governance and Nominating Committees of the Company and is a member of the Company’s Audit and Compensation Committees. Mr. Leebron brings his broad legal experience, leadership and management skills as President of Rice University and former Dean of Columbia Law School to the Board which makes him well suited to assess legal risks and other challenges faced by the Company, as well as to apply his experience to governance issues facing the Board.

Garth M. Girvan, 63, Toronto, Ontario, Canada	Director
Garth M. Girvan has been a director of the Company since March 1994 and is a partner of McCarthy Tétrault LLP, one of Canada’s largest law firms. Mr. Girvan is also a director of Entertainment One Ltd. Mr. Girvan serves as the Chairman of the Compensation Committee of the Company and is a member of the Company’s Corporate Governance and Option Committees. Mr. Girvan is a former director of Corby Distilleries Limited (1998–2007). Mr. Girvan is a Canadian citizen. Mr. Girvan brings to the Board his extensive background as legal counsel to public and private companies, including having provided recognized leadership in complex public and private equity and debt financings, which makes him well-suited to assist the Board in addressing the legal, financial and governance issues which it faces.

Directors who Continue in Office after the Annual Meeting	Expiry of Term of Office
Eric A. Demirian, 53, Toronto, Ontario, Canada	2014
Eric A. Demirian has been a director of the Company since September 2010. Mr. Demirian is President of Parklea Capital, Inc. Prior to Mr. Demirian’s position at Parklea Capital, he held the position of Executive Vice President of Group Telecom from 2000 to 2003. Mr. Demirian’s previous positions include, partner and head of Information and Communication Practice at PricewaterhouseCoopers (1983-2000) and internal auditor at the Ontario Lottery and Gaming Corporation (1980-1983). Mr. Demirian serves on the boards and is the chair of the audit committee of Descartes Systems Group and Enghouse Systems Ltd. Mr. Demirian is a former director and chair of the audit committee of Leisure Canada Inc. (2010-2011), Menu Foods Income fund (2005-2010), Keystone North America Inc. (2007-2010) and Granby Industries Income Fund (2006-2007). Mr. Demirian serves as the Chairman of the Audit Committee of the Company and is a member of the Company’s Compensation, Corporate Governance and Nominating Committees. Mr. Demirian is a Canadian citizen. He is a Chartered Accountant and a Certified General Accountant. Mr. Demirian’s accounting experience combined with his substantial business and transaction experience make him well suited to assist the Board in its assessment of financial and accounting matters. With his strong financial background, Mr. Demirian serves as the Chair of the Audit Committee and meets the SEC definition of an Audit Committee financial expert. Mr. Demirian previously served as Executive Vice President of Group Telecom Inc. (“GT Inc.”) and its operating subsidiary GT Group Telecom Services Inc. (“GT Services”) from January 2000 to February 2003 and a Director of GT Inc. from June 2002 to August 2002. GT Inc. was a publicly traded telecommunications corporation listed on the TSX and NASDAQ. In June 2002, GT Inc. and GT Services made an application under the Corporation Creditors Arrangement Act (Canada) and under Chapter 11 in the United States. In February 2003, GT Services and all of the operations of the Corporation were sold to a competitor and GT Inc. underwent bankruptcy proceedings.

Richard L. Gelfond, 56, New York, New York, U.S.A.	2013
On April 1, 2009, Mr. Gelfond assumed the role of sole Chief Executive Officer of the Company. Mr. Gelfond served as Co-Chairman of the Company with Mr. Wechsler from June 1999 to March 31, 2009 and Co-Chief Executive Officer with Mr. Wechsler from May 1996 to March 31, 2009. From March 1994 to June 1999, Mr. Gelfond served as Vice Chairman of the Company. Mr. Gelfond serves as Chairman of the Board of Trustees of the Stony Brook Foundation, Inc., which is affiliated with Stony Brook University, and is on the Board of Directors for Brookhaven Science Associates, which is the management company of Brookhaven National Laboratories. Mr. Gelfond is a member of the board of directors of the Atlantic Counsel. He is also a Member of the Motion Picture Academy of Arts & Science. Mr. Gelfond served as the Chairman of the Columbia Shuttle Memorial Trust Steering Committee, which was established in co-operation with NASA to support the families of the seven crew members of the STS-107 mission of the Space Shuttle Columbia, which came to a tragic end on February 1, 2003. Mr. Gelfond’s long service as Chief Executive Officer of the Company (formerly Co-Chief Executive Officer), his extensive knowledge of the business and operations of the Company as well as his financial, marketing, legal and capital markets expertise, combined with his relationships with studios, exhibitors and senior management with the Company, are valuable assets to the Board. Due to Mr. Gelfond’s long-time leadership role in the Company and in the marketplace, he brings to the Board a practical understanding of the organization, its processes, strategy, risk management and optimal methods to drive change and growth.

Martin Pompadur, 76, New York, New York, U.S.A.	2013
Martin Pompadur has been a director of the Company since September 2010. Mr. Pompadur is the Chairman of Metan Development Group. In June 1998, Mr. Pompadur joined News Corporation as Executive Vice President of News Corporation, President of News Corporation Eastern and Central Europe and a member of News Corporation’s Executive Management Committee. He was appointed Chairman of News Corp Europe in January 2000, a position he held until 2008. Mr. Pompadur was Chairman and Chief Executive Officer of RP Companies from 1982 to 2007 and has held executive positions at several other media companies including American Broadcasting Companies, Inc. Mr. Pompadur is the principal owner of Caribbean International News Corporation and Montana Coffee. Mr. Pompadur serves on the board of Nexstar Broadcasting Group Inc. and is Senior Advisor to Oliver Wyman and Global Vice Chairman Media and Entertainment, Macquarie Capital Advisors. Mr. Pompadur is a member of the Company’s Corporate Governance and Compensation Committees. Mr. Pompadur brings to the Board his broad international perspective gained from many years of experience as a senior executive and board member of large media companies. Mr. Pompadur’s deep knowledge of business development and media strategy is a valuable addition to the Board.

Marc A. Utay, 52, New York, New York, U.S.A.	2014
Marc A. Utay has been a director of the Company since May 1996 and has been the Managing Partner of Clarion Capital Partners, a private equity investment firm, since November 1999. Prior to joining Clarion, Mr. Utay was a Managing Director of Wasserstein Perella & Co. Inc. and a member of Wasserstein Perella’s Policy Committee. Mr. Utay was co-head of Wasserstein Perella’s Leveraged Finance, Retailing and Media, Telecommunication and Entertainment groups. Until December 2002, Mr. Utay was also a Senior Advisor to Dresdner Kleinwort Wasserstein. Mr. Utay is a director of P&F Industries, Inc. Mr. Utay serves as Chairman of the Option Committee of the Company and is a member of the Company’s Corporate Governance and Compensation Committees. Mr. Utay is a seasoned entrepreneur who has more than 25 years of experience in investment banking and in direct investment in public and private companies and funds. He also brings particular expertise to the Board in the areas of financial planning, the capital markets and operating experience that strengthens the Board’s skill in those areas.

Directors who Continue in Office after the Annual Meeting	Expiry of Term of Office
Bradley J. Wechsler, 60, New York, New York, U.S.A	2013
On April 1, 2009, Bradley J. Wechsler assumed the role of sole Chairman of the Company’s Board of Directors. Mr. Wechsler served as Co-Chief Executive Officer of the Company with Mr. Gelfond from May 1996 to March 31, 2009. From March 1994 to June 1999, Mr. Wechsler served as Chairman of the Company and served as Co-Chairman with Mr. Gelfond from June 1999 to March 31, 2009. Mr. Wechsler serves on the boards of Math for America, the Ethical Culture Fieldston Schools, Apollo Investment Corporation and Assay Healthcare Solutions. Mr. Wechsler also serves on the board of the NYU Hospital and Medical Center, where he is a Vice Chairman and member of the Executive Committee. Mr. Wechsler is a Member of the Motion Picture Academy of Arts & Science. Mr. Wechsler’s long service as Co-Chief Executive Officer of the Company, as well as his financial, legal and capital markets expertise, combined with his extensive knowledge of the business and operations of the Company are valuable assets to the Board. Due to Mr. Wechsler’s long-time leadership role in the Company and in the marketplace, he brings to the Board a practical understanding of the organization, its processes, strategy, risk management and the optimal methods to drive change and growth. In addition, Mr. Wechsler brings particular expertise in board leadership and governance given his long service as Chairman and Co-Chairman of the Board.

Item No. 2 – APPOINTMENT OF AUDITORS

At the Annual Meeting, the shareholders will be asked to approve the appointment of PricewaterhouseCoopers LLC, Chartered Accountants (“PwC”), as auditors of the Company to hold office until the close of the next annual meeting of shareholders at a remuneration rate to be fixed by the Board of Directors.

Shareholders will be asked to approve the appointment by ordinary resolution, which requires that a majority of the votes cast at the Annual Meeting be in favor of the resolution. Voting “WITHHOLD” is the equivalent to voting “ABSTAIN”. In the absence of any instruction on the accompanying Form of Proxy, it is the intention of the persons named by management in the Form of Proxy to vote the Common Shares represented by the Form of Proxy in favor of the resolution.

Representatives of PwC are expected to be present at the Annual Meeting and to be available to respond to appropriate questions and to make a statement if they desire to do so.

PwC are the principal independent accountants of the Company. PwC, or one of its predecessors, have been the auditors of the Company for more than five years. The following table presents fees for professional services rendered by PwC for the audit of the Company’s annual financial statements for the years ended December 31, 2011 and December 31, 2010, and fees billed for other services rendered by PwC during those periods.

Type of Fees	2011 ($)	2010 ($)	Description of Fees
Audit Fees	1,349,955	1,323,172	For professional services rendered by PwC in connection with the audit of the Company’s financial statements included in the Company’s Annual Report on Form 10-K and of the Company’s internal control over financial reporting, the review of Company’s financial statements included in the Company’s Quarterly Reports on Form 10-Q, and for services that are normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements for those fiscal years.

Audit-Related Fees	458,394	147,814	For professional services rendered by PwC in connection with assurance and related services that are reasonably related to the performance of the audit or review of financial statements and which includes consultations concerning financial accounting and reporting standards and review of regulatory matters. In 2011, audit-related fees consisted primarily of consultation concerning financial accounting and reporting standards and procedures and review of regulatory matters.

Tax Fees	191,358	33,222	For professional services rendered by PwC in connection with tax compliance, tax advice, and tax planning. In 2011, tax fees consisted primarily of the tax advice related to the establishment of the Company’s China operations and for the preparation of tax returns for certain of the Company’s foreign subsidiaries and partnerships, including related tax advice.

All other fees	Nil	Nil	PwC performed no services in 2011 or 2010 other than services reported under “Audit Fees”, “Audit-Related Fees” and “Tax Fees”.

Total	1,999,707	1,504,208

Audit Committee’s Pre-Approval Policies and Procedures

All audit related services and all other permissible non-audit services provided by PwC were pre-approved by the Audit Committee. Prior to engagement, the Audit Committee pre-approves independent registered public accounting firm services within each category and the fees for each category are budgeted. The Audit Committee requires the independent registered public accounting firm and management to report actual fees versus the budget to the extent that actual fees exceed budgeted fees by a set amount. The Audit Committee reviews all actual fees at year-end. During the year, circumstances may arise when it may become necessary to engage the independent registered public accounting firm for additional services not contemplated in the original pre-approval categories. In those instances, the Audit Committee requires specific pre-approval before engagement of the independent registered public accounting firm to the extent that the fees involved exceed a set amount. The Audit Committee may delegate pre-approval authority to one or more of its members. The member to whom such authority is delegated must report, for informational purposes only, any pre-approval decisions to the Audit Committee at its next scheduled meeting.

EXECUTIVE OFFICERS

The following table sets forth certain information regarding the executive officers of the Company as of April 18, 2012.

Name	Age	Position
Richard L. Gelfond	56	Chief Executive Officer & Director
Joseph Sparacio	52	Executive Vice President & Chief Financial Officer
Greg Foster	49	Chairman & President, Filmed Entertainment
Robert D. Lister	43	Chief Legal Officer & Chief Business Development Officer
Mark Welton	48	President, IMAX Theatres
David B. Keighley	64	Chief Quality Officer & President, David Keighley Productions 70MM Inc.
Larry O’Reilly	49	Executive Vice President, World Wide Sales
Brian Bonnick	55	Chief Technology Officer
Andrew Cripps	52	Executive Vice President & President, Europe, Middle East and Africa
Marc de Grandpre	38	Chief Marketing Officer
G. Mary Ruby	54	Chief Administrative Officer & Corporate Secretary
Carrie Lindzon-Jacobs	35	Senior Vice President, Human Resources
Jeffrey Vance	40	Senior Vice President, Finance & Controller
Edward MacNeil	47	Senior Vice President, Finance

Richard L. Gelfond assumed the role of sole Chief Executive Officer of the Company on April 1, 2009. Mr. Gelfond served as Co-Chairman of the Company with Mr. Wechsler from June 1999 to March 31, 2009 and Co-Chief Executive Officer with Mr. Wechsler from May 1996 to March 31, 2009. From March 1994 to June 1999, Mr. Gelfond served as Vice Chairman of the Company. Mr. Gelfond serves as Chairman of the Board of Trustees of the Stony Brook Foundation, Inc., which is affiliated with Stony Brook University, and is on the Board of Directors for Brookhaven Science Associates, which is the management company of Brookhaven National Laboratories. Mr. Gelfond is a member of the board of directors of the Atlantic Counsel. He is also a Member of the Motion Picture Academy of Arts & Science. Mr. Gelfond served as the Chairman of the Columbia Shuttle Memorial Trust Steering Committee, which was established in co-operation with NASA to support the families of the seven crew members of the STS-107 mission of the Space Shuttle Columbia, which came to a tragic end on February 1, 2003.

Joseph Sparacio joined the Company in May 2007 as Executive Vice President and was appointed Chief Financial Officer (“CFO”) in August 2007. Prior to joining the Company, Mr. Sparacio served as Senior Vice President and Chief Financial Officer for the programming company iN Demand L.L.C. from June 2002 until his employment with the Company. From 1998 to 2002, Mr. Sparacio served as Vice President of Finance and Controller for Loews Cineplex Entertainment Corporation. From 1994 to 1998, Mr. Sparacio served as Vice President, Finance and Controller of Loews Theater Management Corp., and from 1990 to 1994, he served as Controller. Prior to joining Loews, Mr. Sparacio spent eight years with Ernst & Young. Mr. Sparacio is a certified public accountant and is a member of the American Institute of Certified Public Accountants and the New York State Society of Certified Public Accountants.

Greg Foster joined the Company in March 2001 as President, Filmed Entertainment and was appointed Chairman & President, Filmed Entertainment in September 2004. Prior to joining the Company, Mr. Foster was Executive Vice-President of Production at MGM/UA. Prior to that, Mr. Foster held other senior positions including Senior Vice-President of Motion Picture Marketing Research during his 15 years at MGM/UA. In 1999, Mr. Foster founded uMogul, a financial services company and held the position of Chairman, Co-Founder and President.

Robert D. Lister joined the Company in May 1999 as Senior Vice President, Legal Affairs & General Counsel, and was appointed Chief Legal Officer & Chief Business Development Officer in January 2012. Previous to that, Mr. Lister held the position of Senior Executive Vice President & General Counsel since December 2007 and has held various other positions within the Company including Executive Vice President, Business & Legal Affairs, Corporate Communications & General Counsel and Executive Vice President, Legal and Business Affairs & General Counsel. Prior to joining the Company, Mr. Lister was Vice President, General Counsel and Secretary of Clearview Cinemas, a film exhibitor, from March 1998 until his employment with the Company. Prior to that, Mr. Lister served as Associate General Counsel of Merit Behavioral Care Corporation, a behavioral healthcare company, from 1996 to 1998. Mr. Lister is a member of the Board of Directors of 3net, a joint venture of Sony, Discovery Communications, and the Company. Mr. Lister is a member of the New York State Bar Association.

Mark Welton joined the Company in July 1997 as Director, Business Affairs and was appointed President, IMAX Theatres in October 2011. Previous to that, Mr. Welton held the position of Executive Vice President, Corporate and Digital Development & Theatre Operation since April 2007 and has held various other positions within the Company including: Senior Vice President, Business Affairs; Senior Vice President, Theatre Operations; and Executive Vice President, Theatre Operations & General Manager, Digital. Prior to joining the Company Mr. Welton was an associate lawyer at the law firm Stikeman, Elliot from 1994 until his employment with the Company. Mr. Welton is a member of the board of directors of Linear Metals Corporation.

David B. Keighley joined the Company in February 1988 and was appointed Chief Quality Officer in October 2011. Previous to that, Mr. Keighley held the position of Executive Vice President of the Company since July 2007 and Senior Vice President from 1997 to 2007. Mr. Keighley is President of David Keighley Productions 70MM Inc., a subsidiary of the Company. Mr. Keighley is responsible for motion picture and digital post-production and image quality assurance.

Larry O’Reilly joined the Company in March 1994 as the Sales Manager, Film Distribution and was appointed Executive Vice President, Worldwide Sales in October 2011. Mr. O’Reilly held the position of Executive Vice President, Theatre Development from September 2004 to October 2011 and has held various other positions within the Company including: Manager, Business Development, Film; Director, Strategic Partnerships; Director, Commercial Marketing: The Americas; Vice President, Sales, The Americas; and Senior Vice President, Theatre Development & Film Distribution.

Brian Bonnick joined the Company in January 1999 as Vice President, Research & Technology and was appointed Chief Technology Officer in October 2011. Previous to that, Mr. Bonnick held the position of Executive Vice President, Technology since June 2006 and held the position of Senior Vice President, Technology from August 2001 to June 2006. Prior to joining the Company, Mr. Bonnick was Vice President, Engineering and Operations of Electrohome Corporation. Prior to that Mr. Bonnick was Vice President and General Manager at TSB International Inc., a telecommunications company. Mr. Bonnick is registered as a professional engineer by the Association of Professional Engineers of Ontario.

Andrew Cripps joined the Company in February 2012 as Executive Vice President and serves as President, Europe, Middle East and Africa. Prior to joining the Company, Mr. Cripps was President, Paramount Pictures International from 2007 to 2012. Prior to that Mr. Cripps held various positions at UIP, a joint venture distribution company between Paramount and Universal from 1986 to 2007 including: President and COO; Vice-President, Sales, South East Asia; Senior Vice President, International Sales; and Executive Assistant to the General Manager, Japan. Mr. Cripps is a member of the British Academy of Film and Television Arts and the Academy of Motion Picture Arts & Sciences. Mr. Cripps was a member of the Operating Committee and the Compensation Committee of United International Pictures from January 2007 to December 2011.

Marc de Grandpre joined the Company in May 2011 as Chief Marketing Officer. Prior to joining the Company Mr. de Grandpre held the position of Vice President, Marketing for Qualcomm’s Firethorn division from January 2009 to May 2011 and was a Director of Marketing, Red Bull North America from 1999 to 2006. Mr. de Grandpre was the Managing Director of the New York Red Bulls, a Major League Soccer professional sports franchise from 2006 to 2008. Mr. deGrandpre worked in marketing at Bauer Nike Hockey from 1996 to 1998.

G. Mary Ruby joined the Company in October 1987 as Associate General Counsel and was appointed Chief Administrative Officer & Corporate Secretary in March 2011. Previous to that, Ms. Ruby held the position of Executive Vice President, Corporate Services (Legal, Human Resources and Administration) & Corporate Secretary since January 2008 and has held various other positions within the Company including: Senior Vice President, Human Resources and Administration; Senior Vice President, Legal Affairs & Corporate Secretary; and General Counsel of the Company. Ms. Ruby is also Deputy General Counsel and acts as Corporate Secretary to the Board of Directors. In November 2004, Ms. Ruby was appointed by the Company’s Audit Committee as Chief Compliance Officer, responsible for oversight of the Company’s Whistle Blower Program. Ms. Ruby is a member of the Ontario Bar Association.

Carrie Lindzon-Jacobs joined the Company in May 2011 as Senior Vice President, Human Resources. Prior to joining the Company, Ms. Lindzon-Jacobs was Head of Human Resources and Organizational Development at Courtyard Group from 2007 to 2011. Prior to that Ms. Lindzon-Jacobs held various positions at the Canadian Imperial Bank of Commerce (CIBC) from 2001 to 2007 including Head of Human Resources, Amicus (President’s Choice Financial Banking) and concurrently Director, Human Resources, International Retail and Wealth Management and Director, Human Resources. Ms. Lindzon-Jacobs is a member of the Human Resources Professionals Association.

Jeffrey Vance joined the Company in October 2004 as Manager, Business Operations and was appointed Senior Vice President, Finance and Controller in March 2011. Previous to that, Mr. Vance served as Vice President, Finance and Controller since February 2008 and has held various other positions within the Company including Co-Controller and Director, Finance and Treasurer. Prior to joining the Company, Mr. Vance was employed in the Audit and Business Advisory Division at Arthur Andersen LLP from 1994 to 2002, most recently as Audit Manager, and was the Assistant Director, Financial Administration at FedEx Trade Networks Transport and Brokerage (Canada) Inc. from 2002 to 2003 and Eastern Region Controller and Manager of Administration at Comstock Canada Ltd. from 2003 to 2004. Mr. Vance is a member of the Canadian Institute of Chartered Accountants.

Edward MacNeil joined the Company in April 1994 as Director, Taxation & Treasury and was appointed Senior Vice President, Finance in August 2007. Mr. MacNeil served as interim Chief Financial Officer from August 2006 to August 2007 and has held various other positions within the Company including Director and Senior Vice President of Digital Projection Limited, a former subsidiary of the Company and Vice President Finance, Tax and Special Projects. Prior to joining the Company, Mr. MacNeil was a Taxation Manager at PricewaterhouseCoopers. Mr.  MacNeil is a member of the Canadian Institute of Chartered Accountants.

2011 EQUITY COMPENSATION PLANS

The following table sets forth information regarding the Company’s Equity Compensation Plan as of December 31, 2011.

	Number of Securities to be Issued Upon Exercise of Outstanding Stock Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Stock Options ($/share)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Plan Category	(a)	(b)	(c)
Equity compensation plans approved by security holders	7,200,721	14.60	5,809,827
Equity compensation plans not approved by security holders	Nil	Nil	Nil

Total	7,200,721	14.60	5,809,827

SECURITY OWNERSHIP OF DIRECTORS AND MANAGEMENT

The following table sets forth information with respect to the beneficial ownership of the Company’s Common Shares as of April 11, 2012 or as otherwise indicated in the notes below, including: (i) all persons to be nominated for election to the Board of Directors, individually; (ii) all directors and the Named Executive Officers, individually; and (iii) all directors and officers as a group. The Company’s Named Executive Officers are the individuals who served during 2011 as Chief Executive Officers, Chief Financial Officer and the three most highly compensated executive officers of the Company, other than the Chief Executive Officers and the Chief Financial Officer, who were serving as executive officers as of December 31, 2011 (collectively, the “Named Executive Officers”).

Name of Beneficial Owner of Common Shares	Common Shares Beneficially Owned, Controlled or Directed (1)		Stock Options Exercisable within 60 days	Total	Percent of Outstanding Common Shares (2)
Richard L. Gelfond	330,500	(3)	1,523,333	1,853,833	2.8%
Bradley J. Wechsler	287,800	(4)	583,998	871,798	1.3%
Neil S. Braun	Nil		16,000	16,000	*
Kenneth G. Copland	25,804	(5)	62,214	88,018	*
Eric A. Demirian	Nil		19,159	19,159	*
Garth M. Girvan	65,702	(6)	58,635	124,337	*
David W. Leebron	15,300	(7)	72,806	88,106	*
Martin Pompadur	Nil		19,159	19,159	*
Marc A. Utay	623,131	(8)	62,931	686,062	1.0%
Joseph Sparacio	Nil		84,750	84,750	*
Larry O’Reilly	5,000	(9)	26,000	31,000	*
Greg Foster	26,000	(10)	218,398	244,398	*
Mark Welton	Nil		55,000	55,000	*
All directors and executive officers as a group (20 persons)	1,395,739		3,004,983	4,400,722	6.4%

*	Less than 1%
(1)	Statements as to securities beneficially owned by directors and executive officers, or as to securities over which they exercise control or direction, are based upon information obtained from such directors and executive officers and from records available to the Company.
(2)	The percent of outstanding Common Shares is based on dividing the number of Common Shares beneficially owned by the individual by 65,722,646 Common Shares outstanding as of April 11, 2012 adjusted for Common Shares issuable through the exercise of vested stock options held by such person, plus stock options held by such person that vest within 60 days of that date.
(3)	Mr. Gelfond has sole voting and dispositive power with respect to 310,400 Common Shares and shared voting and dispositive power with respect to 20,100 Common Shares.
(4)	Mr. Wechsler has sole voting and dispositive power with respect to 88,300 Common Shares and shared voting and dispositive power with respect to 199,500 Common Shares.

(5)	Mr. Copland has sole voting and dispositive power with respect to 25,804 Common Shares.
(6)	Mr. Girvan has sole voting and dispositive power with respect to 65,702 Common Shares.
(7)	Mr. Leebron has sole voting and dispositive power with respect to 14,000 Common Shares and shared voting and dispositive power with respect to 1,300 Common Shares.
(8)	Mr. Utay has sole voting and dispositive power with respect to 531,131 Common Shares and shared voting and dispositive power with respect to 90,000 shares.
(9)	Mr. O’Reilly has sole voting and dispositive power with respect to 5,000 Common Shares.
(10)	Mr. Foster has shared voting and dispositive power with respect to 26,000 Common Shares. As of April 11, 2012, Mr. Foster also had outstanding 100,000 SARs, which entitle Mr. Foster to receive cash from the Company for any increase in the fair market value of the Common Shares from the fair market value on the grant date to the date of exercise of the SARs. The SARs may be replaced by the Company, at its option, with stock options in certain circumstances and subject to certain restrictions.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 (the “Exchange Act”) requires the Company’s directors and executive officers and persons who own more than 10% of a registered class of the Company’s equity securities (collectively, the “Reporting Persons”) to file reports of ownership on Form 3 and changes in ownership on Form 4 or Form 5 with the SEC. The Reporting Persons are also required by the Exchange Act to furnish the Company with copies of all Section 16(a) reports they file.

Based solely upon a review of Forms 3, 4 and 5 (and amendments thereto) received from, or written representations by, the Reporting Persons, in respect of the fiscal year ended December 31, 2011, the Company believes that all such reports were timely filed by the Reporting Persons.

MANAGEMENT CEASE TRADE ORDER

On April 3, 2007, certain directors, senior officers and certain former employees were prohibited from trading in the securities of the Company pursuant to management cease trade orders issued by the Ontario Securities Commission (the “OSC”) and certain other provincial securities regulators in connection with the delay in filing certain of the Company’s financial statements. All management cease trade orders were fully revoked on November 22, 2007.

COMPENSATION DISCUSSION AND ANALYSIS

Overview

This Compensation Discussion and Analysis describes the material elements of the compensation program for the Company’s Named Executive Officers and the rationale for the program elements and decisions for the year ended December 31, 2011. For 2011, the Company’s Named Executive Officers were as follows:

•	Richard L. Gelfond, Chief Executive Officer;

•	Joseph Sparacio, Executive Vice President & Chief Financial Officer;

•	Larry O’Reilly, Executive Vice President, Worldwide Sales;

•	Greg Foster, Chairman & President, Filmed Entertainment; and

•	Mark Welton, President, IMAX Theatres.

Compensation Philosophy and Objectives

The following principles have guided the Company in developing its compensation programs and in determining total compensation levels for the Company’s Named Executive Officers:

•	the Company must be prepared to compete with larger organizations with greater resources for executive talent, particularly in the competitive media and technology industries;

•	the Company’s compensation practices should take into account the dynamic nature of the Company’s business, its rapid rate of growth, global nature and diverse lines of business; and

•

the Company’s compensation programs should encourage the Company’s Named Executive Officers to increase long-term shareholder value in a manner that appropriately balances short-term growth objectives and does not create undue risk for the Company and its shareholders.

The Company’s compensation philosophy is to attract and retain key talent, to motivate performance and achievement, to reward for superior performance and to effect a Pay for Performance culture. The objectives of the Company’s compensation program are to:

•

provide competitive total compensation packages that consist of cash and equity-based components that appropriately encourage and reward performance and retention and that create enduring long-term shareholder value;

•	reward the Company’s Named Executive Officers for their individual contributions to the success of Company;

•	link executive compensation to the Company’s long-term strategic objectives; and

•	align executive officers’ interests with shareholder interests through an equity award framework that creates a sense of ownership and shared risk among executives.

Based on the foregoing principles and philosophy, the Company has structured its annual and long-term incentive based cash and non-cash compensation programs to motivate executives to achieve the business goals set by the Company and reward the executives for achieving such goals.

Summary of 2011 Performance and Results

During 2011, the Company achieved several strategic successes including:

•	209 total theatre signings (including a record 191 new theatre signings, along with 18 upgrades of existing theatres);

•	installing a record 170 IMAX theatre systems, more than in any previous year in the Company’s history;

•	growing the Company’s commercial theatre network by 33% over the prior year;

•	achieving several milestones in connection with the Company’s business in Greater China including:

•	establishing a wholly-owned subsidiary to accelerate growth in the Greater China region, currently the Company’s second-largest and fastest-growing market;

•	signing the Company’s first revenue sharing arrangement in China, a 75 system arrangement with Wanda Cinema Line, representing the Company’s largest international signing to date; and

•	doubling the size of the Company’s theatre network in Greater China, with 88 IMAX theatres open and 124 theatres in backlog as of December 31, 2011;

•	obtaining certain exclusive license rights to a portfolio of intellectual property in the laser digital cinema field owned by the Eastman Kodak Company; and

•

achieving box office success with the Company’s first early domestic release of a Hollywood feature film, Mission Impossible: Ghost Protocol: The IMAX Experience, which was released in IMAX theatres 5 days before its wide release.

The Company believes that these key achievements will lay the groundwork for future success of the Company. Notwithstanding this strategic success, the Company saw lower-than-expected financial performance in 2011, particularly in the area of film performance. As a result, the Company accomplished most, though not all, of its key objectives for 2011. Accordingly, the Named Executive Officers earned compensation for 2011 that was below the target compensation opportunities established for them. This result is consistent with the intent and design of the Company’s variable pay programs, which links actual pay directly to improved operating results, and results in reduced compensation in years in which financial results do not meet expectations.

Executive Compensation Process

Scope and Authority of the Compensation Committee

The Compensation Committee is currently composed of Messrs. Girvan (Chairman), Braun, Copland, Demirian, Leebron, Pompadur and Utay, all of whom fulfill the independence requirements of Section 303A of the New York Stock Exchange (“NYSE”) Listed Company Manual and Section 1.2 of Canadian National Instrument 58-101. These rules provide that an independent director be a person other than an officer or employee of the Company or any other individual having a material relationship that in the opinion of the Board of Directors would interfere with the exercise of independent judgment in carrying out the responsibilities of the director and sets forth specific categories of relationships that disqualify a director from being independent (any such director, an “Independent Director”).

The Compensation Committee operates under a written mandate, the Compensation Committee Charter, which was adopted by the Company’s Board of Directors.

The Compensation Committee’s responsibilities include (but are not limited to) the following:

•	preparing and approving the compensation package of the Chief Executive Officer (the “CEO”);

•	reviewing and approving corporate goals and objectives relevant to the compensation of the CEO and evaluating the performance of the CEO against these goals and objectives;

•	reviewing all new employment, consulting, retirement and severance arrangements for the CEO;

•	reviewing and approving, on an annual basis, the components and the amount of compensation paid to executive officers;

•	evaluating and making recommendations to the Board regarding the Company’s equity-based and incentive compensation plans, policies and programs; and

•	reviewing this Compensation Disclosure and Analysis and recommending to the Board of Directors its inclusion in this Circular.

Role of the Compensation Committee in Determining CEO Compensation

The Compensation Committee prepares and approves the compensation package of the CEO, including rendering decisions with respect to base salary, performance-based incentive compensation and long-term equity incentive compensation. In evaluating the CEO, the Compensation Committee will consider:

•	the CEO’s skill set, experience, historical performance and expected future contribution to the Company, and the impact on the Company if the CEO were to depart from employment with the Company;

•	the level of total compensation for the Company’s other senior executives; and

•	as described below, pay information from other companies and published surveys and other public salary disclosures as a general market reference.

Role of the CEO in Executive Compensation Decisions

The Board of Directors has determined that to best align executive compensation with shareholders’ interests and the Company’s business strategy, the CEO should make recommendations with respect to the equity and non-equity compensation of other Named Executive Officers given his familiarity with the Company’s day-to-day operations and his insight into what rewards and incentives are effective. Accordingly, each year, the CEO reviews the performance of each member of the executive team, including the Named Executive Officers, in consultation with other supervising executives, and reaches certain conclusions and recommendations based on these reviews, including with respect to base salary, performance-based incentive compensation and long-term equity incentive compensation. In evaluating a Named Executive Officer, the CEO will consider the following:

•

an individual’s skill set, experience, historical performance and expected future contribution to the Company, and the impact on the Company if such individual would depart from employment with the Company;

•	actual and relative performance and contribution;

•	the level of total compensation for the Company’s other senior executives; and

•	as described below, pay information from other companies and in some cases, published surveys and other public salary disclosures as a general market reference.

The Compensation Committee then reviews and approves the components and amount of compensation recommended by management and the compensation packages are implemented by the Company. In the event that the compensation package involves a decision to grant stock options, any such grant must be approved by the Board of Directors or the Option Committee.

Role of Compensation Consultant

In 2011, the Compensation Committee retained Mercer Human Resources Consulting (“Mercer”) to provide advice with respect to director compensation as described below in “Compensation of Directors”. Mercer did not advise the Compensation Committee with respect to executive compensation in 2011 as there were no material changes to the compensation of the Company’s executive officers versus 2010. Management engaged Mercer in late 2011 to assist the Company in its 2012 review of various compensation components including, but not limited to, long-term incentive plan alternatives, and in its analysis of its relevant comparator group.

Use of Compensation Survey Data

In making compensation decisions, the Company may from time to time consider and compare the form and level of compensation disclosed by other companies of similar size, industry or other characteristics to get a general understanding of the compensation structures maintained by these companies. In addition, the Company periodically compares elements of total compensation against survey data provided by outside compensation consultants, proxy data and industry-specific published survey sources, which include data from the comparator companies as described below. Given the Company’s diversified and highly unique businesses, the history of innovations behind its product offerings, and the global nature of its employee base and operations, the Company believes it lacks any pure peer companies against which it is able to benchmark. As a result, the Company believes that external survey data cannot take the place of sound business judgment based on specific knowledge of the Company and its executive leaders.

The Company competes with many larger companies for top executive-level talent. In addition, the Company believes its executives should possess above-average competencies, skills and prior experience and display above-average leadership skills as they discharge their responsibilities. As such, the Compensation Committee generally sets total cash compensation targets for its executives at the 75th percentile of the total cash compensation paid to similarly situated executives of the companies comprising the comparator group. Variations from this target may occur depending on the position being compared, the experience level of the relevant individual and various market factors.

Comparator Groups

As the Company is a Canadian organization with primarily U.S. executives, two comparator groups were developed in 2010 to reflect the Canadian and the U.S. markets for competitive pay. These groups are comprised of a mix of media and technology companies in order to reflect the Company’s need to develop innovative technologies. To ensure a comparison against organizations of a similar size, these groups include only organizations with revenues of $1 billion or less. Generally, the Company reviews the data from both competitive markets and generally targets the 75th percentile with regards to total cash compensation. Comparative data, however, is only one factor considered by the Compensation Committee in making its compensation decisions. As some executive positions require unique qualifications, particularly those involving expertise in the media, film, technology and capital markets industries, the Compensation Committee must retain discretion when determining competitive compensation.

The comparator companies identified by Mercer in 2010 are as follows:

U.S. Comparators	Canadian Comparators
Dreamworks Animation SKG, Inc.	Open Text Corporation
Dolby Laboratories Inc.	Astral Media Inc.
ANSYS, Inc	Evertz Technologies Ltd.
DTS, Inc.	Corus Entertainment Inc.

Mercer concluded in 2010 that the Company generally sets total cash compensation for executives at the 75th percentile for the total cash compensation paid to similarly situated executives comprising the comparator groups. Data from comparator companies was not used in 2011 as there were no material changes to the compensation of the Company’s executive officers versus the prior year.

Employment and Change in Control Agreements

Currently, the Company has written employment agreements with certain of its executive officers including Messrs. Gelfond, Sparacio and Foster, which are described in detail below in “Employment Agreements and Potential Payments upon Termination or Change of Control”. The Company believes that these agreements are critical to enable it to attract and retain talent, while still allowing the Compensation Committee and the CEO sufficient discretion to determine overall compensation in a given year. The employment agreements specify details of the approach to salary, bonus, equity awards, and restrictive covenants surrounding executive officer employment, including non-competition and non-solicitation provisions. Generally, the employment agreements were established at the time of hire and are amended from time to time to extend or modify the terms of employment, including to reflect a promotion or other change in job responsibility or to provide for additional equity awards and other items.

The employment agreements require that the Company make certain payments to the relevant Named Executive Officers in the event of a termination of employment for various reasons, including upon a change of control. The provisions setting forth certain payments upon a change of control are designed to promote stability and continuity of senior management in the event of a transaction involving a change of control of the Company. The Company’s severance and change of control benefits were determined on the basis of market practices in order to both provide this stability, as well as to provide a competitive overall compensation package to the Named Executive Officers.

During 2011, the Company entered into an amendment to Mr. Gelfond’s employment agreement. Pursuant to the amendment to Mr. Gelfond employment’s agreement, the term of Mr. Gelfond’s employment was extended through December 31, 2013. In connection with the renewal of his employment term, Mr. Gelfond received a grant of 400,000 stock options, 133,333 of which will vest on May 1, 2013, 133,333 of which will vest on September 1, 2013 and 133,334 of which will vest on December 31, 2013. The Company believes that the grant of stock options to Mr. Gelfond is consistent with the Company’s overall compensation philosophy that the most senior executives should derive a greater proportion of their overall compensation from long-term equity compensation that aligns the executives’ interest with those of shareholders. Moreover, equity compensation should increase as salary grade levels increase.

Executive Compensation Components

For the fiscal year ended December 31, 2011, the principal components of compensation for Named Executive Officers were:

•	base salary;

•	annual cash bonus awards;

•	long-term incentive compensation in the form of stock options;

•	retirement and pension plans; and

•	other personal benefits and perquisites.

In establishing each component of a Named Executive Officer’s compensation, the Compensation Committee is guided by the following principles:

•

as executives move to higher levels of responsibility with more direct influence over the Company’s performance, they should have a higher percentage of pay at risk and tied to shareholder value. Accordingly, as executives become more senior, the percentage of their total direct compensation derived from base salary decreases;

•

as executives become more senior, a greater proportion of their overall compensation is derived from long-term incentive compensation rather than short-term compensation. The Company believes that this motivates executives to take actions that are most conducive to the Company’s long-term growth and viability and helps ensure focus on the Company’s long-term success; and

•

equity compensation should increase as salary grade levels increase. Since the Company’s most senior executive officers are in positions that most directly impact the Company’s performance, their focus should be to achieve sustainable growth and long-term profit for the Company. By awarding compensation in the form of equity, the Company believes that its compensation encourages executives to behave like owners and aligns executives’ and shareholders’ interests.

Annual Base Salary

The Company provides each of the Named Executive Officers, with a competitive fixed annual base salary to compensate them for services rendered during the fiscal year and to provide a base level of monthly income that is not subject to performance-related risk or discretion. The base salary for each of the Company’s Named Executive Officers is specified in his employment agreement or arrangement. The base salary of Named Executive Officers who do not have written employment agreements is reviewed on an annual basis. In reviewing base salaries for the Named Executive Officers, the Company primarily considers (i) the executive’s position and responsibilities; (ii) the executive’s capability, knowledge, skills and experience relative to the job requirements; (iii) market data for executives with similar responsibilities; (iv) the executive’s actual and relative performance and; (v) other cash and non-cash components of the executive’s total compensation. Base salary levels for Named Executive Officers are typically considered upon renewal of the Named Executive Officers’ employment agreement or upon an amendment to the Named Executive Officer’s employment agreement in connection with a promotion or other change in job responsibility. With respect to Messrs. O’Reilly and Welton, base salary is reviewed annually as part of the Company’s performance review process. Base salary levels may be changed during the course of the year as the result of a promotion or other change in position or responsibility.

Performance-Based Incentive Compensation

The Company has no pre-established policy or target, other than the general parameters described above, for the allocation between either cash and non-cash or short-term and long-term incentive compensation. The Company annually determines the appropriate level and mix of incentive compensation. Income from such incentive compensation is realized as a result of the performance of the Company or the individual, depending on the type of award, compared to established goals. Factors the Company considers in determining the appropriate mix of incentive compensation for the Company’s employees, including the Named Executive Officers, include the ability to further corporate business objectives, particularly key strategic and operational initiatives, management and budgetary responsibility and level of seniority.

Annual Cash Bonus Awards

The Company provides its Named Executive Officers with competitive annual performance bonus opportunities as a percent of their salary through its management bonus plan (the “Management Bonus Plan”). The purpose of the Management Bonus Plan is to:

•	link annual cash compensation to the achievement of annual priorities and key objectives of the business, including overall company performance; and

•	reward individual performance and contribution.

A key aspect of the Company’s compensation philosophy is that as executives move to greater levels of responsibility, the percentage of their compensation that is at risk and that is based on performance increases. Therefore, as executives become more senior, the bonus opportunity comprises a larger portion of their total compensation.

In 2011, each of the Named Executive Officers, other than Mr. Gelfond, received cash bonuses under the Company’s Management Bonus Plan. Awards under the Management Bonus Plan are determined based on achievement of corporate objectives and a qualitative evaluation of individual performance, and are discretionary, other than the minimum bonus guarantees to which Mr. Foster is contractually entitled as described below in “Employment Agreements and Potential Payments upon Termination or Change-in-Control”.

Bonuses are awarded based on the performance of the Company and the actual performance and relative performance of the participating employee. Bonuses are determined following the review of both the financial performance of the Company for the applicable fiscal year and the executive’s individual performance during the year. Generally, half of a participating Named Executive Officer’s bonus will be based upon the Company’s performance, while the remaining half is based upon the personal performance of the Named Executive Officer. The Company’s assessment of its overall performance at year-end considers the achievement of corporate financial, strategic and operational objectives including, but not limited to, income and revenue earned by the Company, theatre signings and installations particularly under joint revenue sharing arrangements, film performance, and technology development. The assessment of a Named Executive Officer’s personal performance takes into account the level of achievement of certain individual goals and objectives which are determined on an annual basis by such Named Executive Officer in consultation with the CEO. Examples of individual goals and objectives include business targets, operating, strategic, budgetary and/or managerial goals.

The Company employs broad parameters rather than fixed formulas to assess both Company and individual performances and to make recommendations to the Compensation Committee for bonus amounts for the Named Executive Officers. While the Company does set specific corporate and personal objectives at the beginning of a given year, these objectives are not set quantitative targets but rather guidelines to be used in determining bonuses at year-end. Neither the Company nor the Compensation Committee is limited to considering these pre-determined objectives in assessing performance and neither is the failure nor success of any such objectives dispositive with respect to the final assessment of either Company or personal performance. Also, while employment agreements and employment arrangements generally set forth target and, in some cases, maximum bonuses, these targets are discretionary guidelines. The Company retains the discretion (unless otherwise contractually obligated) to recommend to the Compensation Committee no bonus, to recommend bonuses below the target or to recommend bonuses that exceed the target, in each case, as circumstances warrant. Similarly, the Compensation Committee retains the discretion to determine the final bonus amount notwithstanding the applicable targets. The Company believes that, at this time, a flexible annual bonus process is more appropriate and yields better results than setting fixed quantitative targets in advance since a flexible process allows the Company and the Compensation Committee to consider: (i) goals set by the Board of Directors and communicated to senior management at any point during the year; (ii) the effects of unanticipated events and circumstances on the Company’s business or on a particular executive’s performance; and (iii) the performance and contribution of the executive relative to other executives.

In assessing Company performance for 2011, the Company recognized the achievement of a number of key strategic objectives as described in further detail under “Summary of 2011 Performance and Results” above. The Company also took into account the increased size and complexity of the Company’s business in 2011 resulting from the increased size of the Company’s theatre network, the expansion of the Company’s international operations and the pursuit of new business opportunities. These considerations were balanced against lower-than-expected financial results, particularly in the area of film performance.

In assessing individual performance for 2011, the Company and the Compensation Committee recognized Mr. Sparacio for his continued leadership in connection with the increasing stability of the Company’s financial controls; Mr. O’Reilly for his role in the continued global expansion of the IMAX theatre network; and Mr. Welton for his expanded role, leadership of the Canadian office and oversight of the global theatre network.

In spite of individual efforts for the year and largely as a result of Company performance, each of Named Executive Officers, other than Mr. Foster for whom a target did not apply, received bonuses that were less than their bonus targets. Mr. Foster elected to receive less than his contractually-entitled minimum bonus for 2011 in recognition of the Company’s disappointing film performance during 2011.

The Compensation Committee is responsible for determining Mr. Gelfond’s annual bonus based on its qualitative assessment of Company performance. In awarding Mr. Gelfond’s 2011 bonus, the Compensation Committee balanced the achievement of key strategic objectives against lower-than-expected financial performance. As result of this assessment, Mr. Gelfond received a bonus of $500,000, which was less than his target bonus.

Sales Commission Plans

Where an employee’s position primarily involves responsibility for the Company’s theatre sales, lease and joint revenue sharing arrangement activities, the Company believes that it is appropriate to tie a portion of his or her annual cash compensation to such revenue-generating efforts.

The Company maintains various sales commission plans (the “Commission Plans”) in which its employees involved in theatre sales activities participate. These plans are designed to reward employees where, through their efforts, the Company secures obligations under contracts with third parties to build or retrofit, open and operate IMAX theatres. Typically, commissions payable under the Commission Plans are based either on a percentage of the contract value or on a fixed amount for each theatre opened. The commission is calculated based on several factors including the size and nature of the contractual relationship entered into by the Company with the third party. Each theatre transaction is examined at the time a binding agreement is entered into to determine which of the specific Commission Plans would apply. Subsequent to the signing of a binding agreement, the commissions payable under the completed transaction are calculated based on the applicable Commission Plans. The calculation is reviewed and approved by appropriate Company personnel.

Mr. O’Reilly, who leads the Company’s sales, theatre marketing and development activities, is the only Named Executive Officer who participates in the Commission Plans. In 2011, Mr.  O’Reilly received commission payments of $696,575.

Long-Term Incentive Compensation

The Company’s long-term incentive compensation for certain employees, including each of the Named Executive Officers, is generally provided through grants of stock options and, in certain circumstances in prior years, through grants of stock appreciation rights (“SARs”). The Company believes that long-term incentive awards are important in creating alignment between senior management and shareholders and in preserving the continuity of executive leadership during important and strategic times, such as the Company’s introduction of digital projection technology and the roll-out of theatre systems under joint revenue sharing arrangements. The level of benefit received by the Company’s executive officers is dependent, to a large degree, on the Company’s execution of its strategy and on delivering significant and sustained growth. The Company believes that grants of stock options with service-based vesting conditions are appropriate vehicles for providing forward-looking incentives and retention to the continuing members of management. Stock option awards to Named Executive Officers may be granted as part of an annual grant to employees who participate in the Company’s stock option plan, as described below, or pursuant to individual employment agreements. SARs were generally granted pursuant to individual employment agreements. No SARs were granted in 2011 and the Company currently has no intention to issue additional SARs in the future. Messrs. Foster and Lister are the only employees of the Company with SARs remaining.

Stock Options

The Company maintains a stock option plan (the “SOP”) under which the Company may grant stock options to officers, employees, consultants and eligible directors (the “Participants”) to purchase Common Shares on terms and conditions set out in the SOP. The Company grants stock options pursuant to the SOP to align executives’ interests with those of the Company’s shareholders over the long term.

The SOP is administered by the Board of Directors which has delegated the responsibility of administering the SOP to the Option Committee. The Option Committee is currently composed of Messrs. Utay (Chairman) and Girvan, both of whom are Independent Directors. The Option Committee is responsible for performing the functions required of it under the SOP, including the grant of stock options to Participants under the SOP, subject to guidelines determined by the Company’s Human Resources department and the Compensation Committee.

In determining the number of stock options to grant to the Named Executive Officers, the Company will from time to time consider and compare compensation disclosed by other companies of similar size, industry or other characteristics to get a general understanding of the compensation structures maintained by similarly situated companies. Moreover, the Company periodically compares various elements of stock based compensation against survey data provided by outside consultants. In addition, consideration is given to each Named Executive Officer’s actual and relative performance, salary range, responsibility and the number of stock options granted to the Company’s other executive officers. The Board of Directors or the Option Committee approves any stock option grant to a Named Executive Officer.

All awards of stock options are made with an exercise price equal to the fair market value of the Company’s Common Shares on the date of grant. The fair market value of a Common Share on a given date means the higher of the closing price of a Common Share on the grant date (or the most recent trading date if the grant date is not a trading date) on the NYSE, the Toronto Stock Exchange (the “TSX”) or such other national exchange, as may be designated by the Company’s Board of Directors. Stock options are generally exercisable for a maximum period of 10 years from the date of grant, subject to earlier termination if the Participant’s employment, consulting arrangement or term of office with the Company terminates. The Board of Directors or the Option Committee determines vesting requirements. If a Named Executive Officer’s employment or term of office with the Company terminates for any reason, stock options which have not vested are generally cancelled, subject to certain exceptions as further described in “Employment Agreements and Potential Payments upon Termination or Change-in-Control” below. The Company accounts for stock-based payments to officers, employees and eligible directors in accordance with the requirements of Financial Accounting Standards Board Accounting Standards Codification Topic 718 “Compensation-Stock Compensation” (previously SFAS 123R).

Eligible newly hired or promoted executives receive their award of stock options as soon as practicable following their hire or promotion. With respect to the Company’s Named Executive Officers, stock option awards are generally granted as part of an annual grant to numerous employees or in connection with employment agreement renewals.

All of the Named Executive Officers other than Mr. Foster received stock option grants during 2011. In December 2011, Mr. Gelfond received a grant of 400,000 stock options in connection with the extension of his employment agreement through December 31, 2013. These stock options vest in three installments during 2013. In March 2011, Messrs. Sparacio, O’Reilly and Welton received stock option grants in connection with the annual stock option grants to senior management, of 50,000, 37,500 and 45,000, respectively. Mr. Welton received an additional 10,000 stock options in October 2011 in connection with his promotion and appointment to President, IMAX Theatres. Mr. Foster did not receive a grant of stock options during 2011, however, a portion of the stock options granted to Mr. Foster in April 2010 in connection with the extension of his employment agreement through July 1, 2013 were in respect of employment for 2011.

Stock Appreciation Rights

The Company has in prior years granted SARs to certain Named Executive Officers. The use of SARs as a long-term incentive enabled the Company to preserve share capacity under the SOP while continuing to align employee incentives with the performance of the Company’s Common Shares and shareholders’ interests. The SARs entitle recipients to receive cash from the Company for any increase in the fair market value of the Common Shares from the fair market value on the date of grant to the date of exercise of the SARs. The terms of SARs granted to Named Executive Officers are described below in “Employment Agreements and Potential Payments upon Termination or Change-in-Control”. Factors the Company considered in deciding whether and how many SARs to grant to Named Executive Officers included the relevant Executive’s role and responsibilities and the financial and accounting impact of the SARs on the Company.

The Company has the right but not the obligation to cancel at any time all, or from time to time any part, of the existing SARs and to replace the cancelled SARs with stock options, or at the Company’s discretion, restricted shares, in certain circumstances and subject to certain restrictions.

No SARs have been granted since 2007 and the Company currently has no intention to issue additional SARs in the future. Messrs. Foster and Lister are the only employees of the Company with SARs remaining.

Retirement and Pension Plans

The Company maintains an unfunded defined benefit pension plan, the Supplemental Executive Retirement Plan (the “SERP”), covering Mr. Gelfond and the Company’s former Co-CEO, Bradley Wechsler. The SERP provides for a lifetime retirement benefit from age 55 equal to 75% of the member’s best average 60 consecutive months of earnings (base salary and cash bonus) over his employment history. The SERP was implemented by the Company in July 2000 pursuant to the employment agreements of Messrs. Gelfond and Wechsler. The benefits under the SERP for Mr. Gelfond are 100% vested.

Under the terms of the SERP, if Mr. Gelfond’s employment is terminated other than for cause, he is entitled to receive SERP benefits in the form of a lump sum payment. SERP benefit payments to Mr. Gelfond are subject to a deferral for six months after the termination of his employment, at which time Mr. Gelfond will be entitled to receive interest on the deferred amount credited at the applicable federal rate for short-term obligations. The term of Mr. Gelfond’s current employment agreement has been extended through December 31, 2013. In accordance with the terms of his employment agreement, any compensation earned by Mr. Gelfond during 2011, 2012 and 2013 would not be included in calculating his benefit payments under the SERP. In 2006, in order to reduce ongoing pension costs to the Company, Mr. Gelfond agreed to a reduction in the cost of living adjustment and surviving spouse benefits previously owed to him under the SERP, subject to the recoupment of a percentage of such benefits upon a change of control of the Company.

The Summary Compensation Table on page 21 presents, consistent with SEC rules, the 2011 change in pension value for Mr. Gelfond. This amount represents the change in the actuarial present value of his accumulated benefits under the SERP. The change in value presented in the Summary Compensation Table reflects a year-over-year update to applicable calculation assumptions from December 31, 2010 to December 31, 2011, including a decline in the relevant discount rate assumption resulting from a decline in market interest rates and the effect of a one-year delay in the benefit commencement date. The change in pension value presented in the Summary Compensation Table represent actuarial calculations based upon assumptions and does not reflect changes in the amount of benefits Mr. Gelfond is entitled to under the SERP. Mr. Gelfond’s accumulated benefit under the SERP becomes payable only upon Mr. Gelfond’s retirement or resignation, the termination of Mr. Gelfond’s employment without cause or a change of control of the Company. The accumulated benefit under the SERP will ultimately be recalculated as of the date of the relevant termination event at which point assumptions such as the lump sum discount rates will be known and fixed under the SERP and the SERP benefit will become payable 6 months thereafter. Mr. Gelfond has informed the Company that he does not currently intend to retire prior to the expiration of his current employment agreement on December 31, 2013.

The Company also maintains an unfunded post retirement benefit plan covering Mr. Gelfond. The plan provides that the Company will maintain retiree health benefits for Mr. Gelfond, until he becomes eligible for Medicare and, thereafter, the Company will provide Medicare supplemental coverage as selected by Mr. Gelfond. Mr. Gelfond is fully vested in this plan.

The Company maintains defined contribution pension plans for all of its employees. Each of the Named Executive Officers participates in one of these plans under the same terms as other employees. The Company makes contributions to these pension plans on behalf of employees in an amount up to 5% of their base salary, subject to certain prescribed maximums. During the fiscal year ended December 31, 2011, the Company contributed an aggregate of $33,605 to the Company’s Canadian defined contribution plan on behalf of Messrs. O’Reilly and Welton and an aggregate of $14,700 to the Company’s U.S. defined contribution employee pension plan under Section 401(k) of the U.S. Internal Revenue Code on behalf of Messrs. Gelfond, Sparacio and Foster.

Other Personal Benefits and Perquisites

The Company provides all employees, including the Named Executive Officers, with personal benefits and modest perquisites that the Company believes are reasonable and consistent with its overall compensation program to better enable the Company to attract and retain superior talent for key positions. The Company periodically reviews the levels of personal benefits and perquisites provided to the Named Executive Officers to ensure competitiveness and value to the employees. The Company does not provide significant perquisites to its Named Executive Officers.

The Named Executive Officers are provided either with use of Company automobiles or with car allowances. In addition, beginning on January 1, 2012, certain senior executives, including each of the Named Executive Officers, participate in the Company’s supplemental health benefit plan.

Each Named Executive Officer is also entitled to receive a cash payment upon such executive’s death through the Company’s life insurance policies. In the event of the executive’s death prior to actual retirement at age 65, the executive’s designated beneficiaries would be entitled to receive a lump sum payment amount equal to two times his base salary, subject to prescribed maximums. In addition to its broader policy covering all Named Executive Officers, the Company has agreed to reimburse Mr. Gelfond for the premiums related to a $15 million term life insurance policy that became effective in January 2010. In 2011, the Company reimbursed Mr. Gelfond for $86,604 in annual premiums. This annual reimbursement will continue until such time as Mr. Gelfond receives his lump sum payment under the terms of the SERP. In addition, the Company pays the premiums associated with a $3 million term life insurance policy for Mr. Foster for the duration of his employment, as well as a fully-paid $3.5 million whole life insurance policy for Mr. Foster.

In connection with the renewal of his employment agreement in 2010, the Company has agreed to reimburse Mr. Foster for reasonable expenses incurred in connection with his participation in an executive MBA program of Mr. Foster’s choice. No amounts in respect of such an MBA program were actually reimbursed during 2011.

Attributed costs to the Company of the personal benefits and perquisites described above for the Named Executive Officers for the fiscal year ended December 31, 2011, are reported below in the “All Other Compensation” column of the “Summary Compensation Table”.

Consideration of “Say on Pay” and “Say on Frequency” Voting Results

The Board of Directors, including members of the Compensation Committee, considered the results of the shareholder “Say on Pay” vote at the June 1, 2011 Board of Directors’ meeting. Since over 92% of votes cast on the proposal approved the Company’s compensation program as described in the Company’s 2011 proxy circular, the Compensation Committee believes that shareholders support its pay for performance policies. Therefore, the Compensation Committee continued to apply the same principles in determining the amounts and types of executive compensation for 2012.

The Board of Directors, including members of the Compensation Committee, considered the results of the shareholder “Say on Frequency” vote at the June 1, 2011 Board of Directors’ meeting. Since a majority of the votes cast for the Say on Frequency vote expressed a preference for having the Say on Pay vote every two years, the Board determined that an advisory vote on executive officers’ compensation would be conducted every second year, until the next vote on the frequency of such votes. Therefore, the Company’s next Say on Pay vote will be held at the Company’s 2013 annual meeting of shareholders. The Company welcomes the input of its shareholders on its compensation policies and compensation program at any time, and not just during the year in which it conducts a Say on Pay vote.

Tax and Accounting Considerations

To the extent that any compensation paid to the Named Executive Officers constitutes a deferral of compensation within the meaning of Section 409A of the Internal Revenue Code, the Company intends to cause the compensation to comply with the requirements of Section 409A and to avoid the imposition of penalty taxes and interest upon the participant receiving the award.

The Company also takes accounting considerations, including the impact of Financial Accounting Standards Board Accounting Standards Codification Topic 718 “Compensation-Stock Compensation” (previously SFAS 123R) into account in structuring compensation programs and determining the form and amount of compensation awarded.

Common Share Ownership Guidelines

The Company does not currently have any minimum Common Share ownership requirements for its executive officers. For a summary of the Common Share ownership of the Company’s executive officers, see “Security Ownership of Directors and Management” on page 11.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis for the year ended December 31, 2011 with management. Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Circular.

The information contained in this report shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended (the “1933 Act”), or the Exchange Act, except to the extent that the Company specifically incorporates it by reference in such filing.

April 18, 2012	Respectfully submitted,

Garth M. Girvan (Chairman)
Neil S. Braun
Kenneth G. Copland
Eric Demirian
David W. Leebron
Martin Pompadur
Marc A. Utay

2011 SUMMARY COMPENSATION TABLE

The table below sets forth the compensation earned by the Named Executive Officers during the registrant’s last three completed fiscal years.

Name and Principal Position of Named Executive Officer	Year ended December 31	Salary ($)	Bonus ($)		Option Awards (1) ($)		Change in Pension Value ($)		All Other Compensation ($)		Total ($)
Richard L. Gelfond	2011	750,000	500,000		3,180,000	(2)	929,871	(3)	127,545	(4)	5,487,416	(5)
Chief Executive Officer	2010	600,000	1,200,000		7,360,000		3,791,459		123,288		13,074,747
	2009	500,000	1,000,000		n/a		3,400,151		33,171		4,933,322

Joseph Sparacio	2011	394,519	105,000	(6)	668,500	(7)	n/a		17,059	(8)	1,185,078
Executive Vice President & CFO	2010	372,346	225,000		490,200		n/a		17,033		1,104,579
	2009	350,000	162,313		n/a		n/a		18,474		530,787

Larry O’Reilly (9)	2011	304,893	50,000	(6)	501,375	(10)	n/a		728,219	(11)	1,584,487
Executive Vice President,	2010	270,945	80,000		466,400		n/a		802,119		1,619,464
Worldwide Sales	2009	230,933	30,000		n/a		n/a		664,325		925,318

Greg Foster	2011	700,000	475,000	(6)	n/a		n/a		149,990	(12)	1,324,990
Chairman & President,	2010	700,000	800,000		4,988,000		n/a		146,988		6,644,988
Filmed Entertainment	2009	700,000	700,000		42,500		n/a		15,126		1,457,626

Mark Welton (13)	2011	367,219	124,688	(6)	672,150	(14)	n/a		41,539	(15)	1,205,596
President, IMAX Theatres	2010	319,722	175,000		490,200		n/a		33,702		1,018,624

(1)	As required by SEC rules, the “Option Awards” columns in this Summary Compensation Table reflect the aggregate grant date fair values computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (with no reductions for expected forfeitures). See note 14(c) to the audited consolidated financial statements in Item 8 of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011 for the assumptions used to calculate the fair value of the stock options. Whether, and to what extent, a Named Executive Officer realizes value with respect to stock option awards will depend on the Company’s actual operating performance, stock price fluctuations and the Named Executive Officer’s continued employment.
(2)	This amount reflects the grant date fair value of the 400,000 stock options granted on December 31, 2011. The stock options vest in three installments: 133,333 on each of May 1, 2013 and September 1, 2013, and 133,334 on December 31, 2013. The stock options expire on December 31, 2021. The stock options were granted to Mr. Gelfond in connection with the extension of his employment agreement with the Company through December 31, 2013.
(3)	This amount represents the change in the actuarial present value of Mr. Gelfond’s accumulated benefits under the SERP. Primarily as a result of a drop in the relevant discount rate assumption, offset by the effect of a one-year delay in the benefit commencement date, the actuarial present value of Mr. Gelfond’s accumulated benefit under the SERP as at December 31, 2011 increased by $929,871, as compared to December 31, 2010. See note 21(a) to the audited consolidated financial statements in Item 8 of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011 for more information related to this calculation.
(4)	This amount reflects: (i) $87,564 for the payment by the Company of life insurance premiums on the life of Mr. Gelfond as described above in “Other Personal Benefits and Perquisites”; (ii) $4,900 for contributions to the Company’s defined contribution pension plans; and (iii) $35,081 for personal use of a Company-provided automobile. The expenses attributable to Mr. Gelfond’s personal use of a Company vehicle include the portion, as determined as a percentage of the total use of the vehicle, of (i) the vehicle lease cost and (ii) expenses such as vehicle repairs and maintenance costs.
(5)	The stock option grant date reported fair value (see footnote 2 above) and the actuarial increase in the SERP (see footnote 3 above) account for a significant portion of the total compensation.
(6)	This amount was paid under the Management Bonus Plan, as described above in “Performance-Based Incentive Compensation – Bonus Awards”.
(7)	This amount reflects the grant date fair value of the 50,000 stock options granted on March 25, 2011. The stock options vest in five installments: 5,000 on March 25, 2012, 7,500 on March 25, 2013, 10,000 on March 25, 2014, 12,500 on March 25, 2015, and 15,000 on March 25, 2016.
(8)	This amount reflects: (i) $960 for the payment by the Company of life insurance premiums on the life of Mr. Sparacio; (ii) $4,900 for contributions to the Company’s defined contribution pension plans; and (iii) $11,199 for allowance for personal automobile use. The expenses attributable to Mr. Sparacio’s personal automobile use include the portion, as determined as a percentage of the total use of the vehicle, of (i) a car allowance and (ii) expenses such as vehicle repairs and maintenance costs.
(9)	Mr. O’Reilly’s bonus and commissions were earned in U.S. dollars. Other compensation was earned in Canadian dollars. The Canadian compensation values have been converted to and reported in U.S. dollars using the Bank of Canada close rate for the last day of the month preceding an actual payment date.
(10)	This amount reflects the grant date fair value of the 37,500 stock options granted on March 25, 2011. The stock options vest in five installments: 3,750 on March 25, 2012; 5,625 on March 25, 2013; 7,500 on March 25, 2014; 9,375 on March 25, 2014 and 11,250 on March 25, 2016.
(11)	This amount reflects: (i) commissions in the amount of $696,575 as described above in “Sales Commission Plans”; (ii) $901 for the payment by the Company of life insurance premiums on the life of Mr. O’Reilly; (iii) $15,244 for contributions to the Company’s defined contribution pension plans; and (iv) $15,499 for allowance for personal automobile use. The expenses attributable to Mr. O’Reilly’s personal automobile use include the portion, as determined as a percentage of the total use of the vehicle, of (i) a car allowance and (ii) expenses such as vehicle repairs and maintenance costs.

(12)	This amount reflects: (i) $136,733 for the payment by the Company of life insurance premiums on the life of Mr. Foster as described above in “Other Personal Benefits and Perquisites”; (ii) $4,900 for contributions to the Company’s defined contribution pension plans; and (iii) $8,357 for allowance for personal automobile use. The expenses attributable to Mr. Foster’s personal automobile use include the portion, as determined as a percentage of the total use of the vehicle, of (i) a car allowance and (ii) expenses such as vehicle repairs and maintenance costs.
(13)	Mr. Welton’s salary was earned in Canadian dollars. The Canadian compensation value has been converted to and reported in U.S. dollars using the Bank of Canada close rate for the last day of the month preceding an actual payment date.
(14)	This amount reflects the grant date fair value of the 45,000 stock options granted on March 25, 2011 and 10,000 stock options granted on October 8, 2011 granted to Mr. Welton in connection with his appointment as President, IMAX Theatres. The March 2011 stock options vest in five installments: 4,500 on March 25, 2012; 6,750 on March 25, 2013; 9,000 on March 25, 2014; 11,250 on March 25, 2014 and 13,500 on March 25, 2016 and the October 2011 stock options vest in five installments: 1,000 on October 8, 2012; 1,500 on October 8, 2013, 2,000 on October 8, 2014, 2,500 on October 8, 2012, 3,000 on October 8, 2016.
(15)	This amount reflects: (i) $1,155 for the payment by the Company of life insurance premiums on the life of Mr. Welton; (ii) $18,361 for contributions to the Company’s defined contribution pension plans; and (iii) $22,023 for allowance for personal automobile use. The expenses attributable to Mr. Welton’s personal automobile use include the portion, as determined as a percentage of the total use of the vehicle, of (i) a car allowance and (ii) expenses such as vehicle repairs and maintenance costs.

The material terms of the Named Executive Officers’ employment agreements are described below in “Employment Agreements and Potential Payments upon Termination or Change-in-Control”.

2011 GRANTS OF PLAN-BASED AWARDS

The following table sets forth information relating to grants of stock options made to Named Executive Officers during the fiscal year ended December 31, 2011 under any plan, including awards that subsequently have been transferred. No SARs were granted to Named Executive Officers during the fiscal year ended December 31, 2011.

Name and Principal Position of Named Executive Officer	Grant Date	All Other Option Awards: Number of Securities Underlying Options (#) (1)		Exercise or Base Price of Option Awards ($/Sh) (2)	Grant Date Fair Value of Option Awards ($) (3)
Richard L. Gelfond	12/31/2011	400,000	(4)	18.38	3,180,000
Chief Executive Officer
Joseph Sparacio	3/25/2011	50,000	(5)	31.73	668,500
Executive Vice President & CFO
Larry O’Reilly	3/25/2011	37,500	(6)	31.73	501,375
Executive Vice President, Theatre Development
Greg Foster	n/a	Nil		Nil	Nil
Chairman & President, Filmed Entertainment
Mark Welton	3/25/2011	45,000	(7)	31.73	601,650
President, IMAX Theatres	10/8/2011	10,000	(8)	15.90	70,500

(1)	Each stock option entitles the Named Executive Officer to purchase one Common Share.
(2)	Stock options were granted with an exercise price equal to 100% of the fair market value of the Common Shares on the applicable date of grant. Fair market value of a Common Share on a given date refers to the higher of the closing price of a Common Share on such date (or the most recent trading date if such date is not a trading date) on the NYSE or the TSX.
(3)	This amount represents the aggregate grant date fair values computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (with no reductions for expected forfeitures). See note 14(c) to the audited consolidated financial statements in Item 8 of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011 for the assumptions used to calculate the fair value of the stock options. Whether, and to what extent, a Named Executive Officer realizes value with respect to stock option awards will depend on the Company’s actual operating performance, stock price fluctuations and the Named Executive Officer’s continued employment.
(4)	The stock options were granted to Mr. Gelfond in connection with the extension of his employment agreement with the Company through December 31, 2013. The stock options vest in three installments: 133,333 on each of May 1, 2013 and September 1, 2013, and 133,334 on December 31, 2013.
(5)	The stock options vest in five installments: 5,000 on March 25, 2012, 7,500 on March 25, 2013, 10,000 on March 25, 2014, 12,500 on March 25, 2015, and 15,000 on March 25, 2016.
(6)	The stock options vest in five installments: 3,750 on March 25, 2012; 5,625 on March 25, 2013; 7,500 on March 25, 2014; 9,375 on March 25, 2014 and 11,250 on March 25, 2016.
(7)	The stock options vest in five installments: 4,500 on March 25, 2012; 6,750 on March 25, 2013; 9,000 on March 25, 2014; 11,250 on March 25, 2014 and 13,500 on March 25, 2016.
(8)	The stock options were granted to Mr. Welton in connection with his appointment as President, IMAX Theatres. The stock options vest in five installments: 1,000 on October 8, 2012; 1,500 on October 8, 2013, 2,000 on October 8, 2014, 2,500 on October 8, 2012, 3,000 on October 8, 2016.

The material terms of the Named Executive Officers’ employment agreements or arrangements are described below in “Employment Agreements and Potential Payments upon Termination or Change-in-Control”.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table sets forth information relating to unexercised equity awards for each Named Executive Officer outstanding as of December 31, 2011.

Option/SARs Awards
Name and Principal Position of Named Executive Officer	Number of Securities Underlying Unexercised Options/SARs (#) Exercisable		Number of Securities Underlying Unexercised Options/SARs (#) Unexercisable		Option/SARs Exercise Price ($)	Option/SARs Expiration Date
Richard L. Gelfond	95,185	(1)	Nil		4.85	April 23, 2012
Chief Executive Officer	68,000	(1)	Nil		7.00	June 5, 2012
	450,000	(1)	Nil		5.24	June 3, 2014
	300,000	(1)	Nil		2.88	December 11, 2018
	320,000	(1)	480,000	(1) (2)	28.19	December 31, 2020
	Nil		400,000	(1) (3)	18.38	December 31, 2021
Joseph Sparacio	30,000	(1)	22,500	(1) (4)	4.16	June 13, 2014
Executive Vice President & CFO	12,250	(1)	19,250	(1) (5)	2.87	December 16, 2015
	6,000	(1)	54,000	(1) (6)	15.88	March 12, 2017
	Nil		50,000	(1) (7)	31.73	March 25, 2018
Larry O’Reilly	10,000	(1)	12,000	(1) (8)	6.86	December 31, 2014
Executive Vice President,	5,000	(1)	13,750	(1) (9)	2.87	December 16, 2015
Theatre Development	Nil		22,500	(1) (10)	15.88	March 12, 2017
	3,500	(1)	31,500	(1) (11)	14.60	July 1, 2017
	Nil		37,500	(1) (12)	31.73	March 25, 2018
Greg Foster	18,398	(1)	Nil		4.40	March 13, 2016
Chairman & President,	200,000	(1)	400,000	(1) (13)	18.98	April 30, 2017
Filmed Entertainment	100,000	(14)	Nil		6.86	December 31, 2017
Mark Welton	18,000	(1)	12,000	(1) (8)	6.86	December 31, 2014
President, IMAX Theatres	17,500	(1)	27,500	(1) (15)	2.87	December 16, 2015
	6,000	(1)	54,000	(1) (6)	15.88	March 12, 2017
	Nil		45,000	(1) (16)	31.73	March 25, 2018
	Nil		10,000	(1) (17)	15.90	October 8, 2011

(1)	Stock options outstanding as of December 31, 2011.
(2)	The stock options were granted to Mr. Gelfond in connection with the renewal of his employment agreement for an additional two year term in 2010. 160,000 of the stock options vest on each of January 1, 2012, May 1, 2012 and September 1, 2012.
(3)	The stock options were granted to Mr. Gelfond in connection with the extension of his employment agreement with the Company until December 31, 2013. The stock options vest in three installments: 133,333 on each of May 1, 2013 and September 1, 2013, and 133,334 on December 31, 2013.
(4)	The stock options vest on May 14, 2012.
(5)	8,750 of the stock options vest on December 16, 2012, and 10,500 on December 16, 2013.
(6)	9,000 of the stock options vest on March 12, 2012, 12,000 on March 12, 2013, 15,000 on March 12, 2014 and 18,000 on March 12, 2015.
(7)	5,000 of the stock options vest on March 25, 2012, 7,500 on March 25, 2013, 10,000 on March 25, 2014, 12,500 on March 25, 2015, and 15,000 on March 25, 2016.
(8)	The stock options vest on December 31, 2012.
(9)	6,250 of the stock options vest on December 16, 2012, and 7,500 on December 16, 2013.
(10)	3,750 of the stock options vest on March 12, 2012, 5,000 on March 12, 2013, 6,250 on March 12, 2014 and 7,500 on March 12, 2015.
(11)	5,250 of the stock options vest on July 1, 2012, 7,000 on July 1, 2013, 8,750 on July 1, 2014 and 10,500 on July 1, 2015.
(12)	3,750 of the stock options vest on March 25, 2012; 5,625 on March 25, 2013; 7,500 on March 25, 2014; 9,375 on March 25, 2014 and 11,250 on March 25, 2016.
(13)	200,000 of the stock options vest on each of July 1, 2012 and July 1, 2013.
(14)	SARs outstanding as of December 31, 2011.
(15)	12,500 of the stock options vest on December 16, 2012, and 15,000 on December 16, 2013.
(16)	4,500 of the stock options vest on March 25, 2012; 6,750 on March 25, 2013; 9,000 on March 25, 2014; 11,250 on March 25, 2014 and 13,500 on March 25, 2016.
(17)	The stock options were granted to Mr. Welton in connection with his appointment as President, IMAX Theatres. 1,000 of the stock options vest on October 8, 2012; 1,500 on October 8, 2013, 2,000 on October 8, 2014, 2,500 on October 8, 2012, 3,000 on October 8, 2016.

All stock options in the “Outstanding Equity Awards” table were granted under the SOP as described above in “Compensation Discussion and Analysis – Long-Term Incentive Compensation”.

All SARs in the “Outstanding Equity Awards” table were granted under the Named Executive Officers’ individual employment agreements or other agreements as described below in “Employment Agreements and Potential Payments upon Termination or Change-in-Control”.

2011 STOCK OPTIONS / SARS EXERCISED

The following table sets forth information relating to the exercise of stock options and SARs during the fiscal year ended December 31, 2011 for each of the Named Executive Officers on an aggregated basis.

	Option Awards			SARs Awards
Name and Principal Position of Named Executive Officer	Number of Shares Acquired on Exercise of Options (#)		Value Realized on Option Exercise ($)	Number of Shares Acquired on Exercise of SARs (#)	Value Realized on SARs Exercise ($)
Richard L. Gelfond	276,815	(1)	5,381,859	450,000	10,748,250
Chief Executive Officer
Joseph Sparacio	Nil		n/a	Nil	n/a
Executive Vice President & CFO
Larry O’Reilly	22,750		642,989	Nil	n/a
Executive Vice President, Worldwide Sales
Greg Foster	167,500	(2)	2,254,400	50,000	990,500
Chairman & President, Filmed Entertainment
Mark Welton	Nil		n/a	Nil	n/a
President, IMAX Theatre

(1)	276,815 of the Common Shares were acquired pursuant to the exercise of stock options that had an expiration date of April 23, 2012.
(2)	17,500 of the Common Shares were acquired pursuant to the exercise of stock options that had an expiration date of March 19, 2011 and 150,000 of the Common Shares were acquired pursuant to the exercise of stock options that had an expiration date of November 1, 2011.

2011 PENSION BENEFITS

The following table sets forth information relating to each defined benefit pension plan that provides for payments or other benefits at, following, or in connection with retirement, as of December 31, 2011.

Name and Principal Position of Named Executive Officer	Plan Name	Number of Years of Credited Service (#)	Present Value of Accumulated Benefits ($) (1)	Payments During Last Fiscal Year ($)

Richard L. Gelfond	Supplemental Executive Retirement Plan	10.5	19,612,047	Nil
Chief Executive Officer	Post Retirement Medical Benefits	—	267,000	Nil

(1)	See note 21 to the audited consolidated financial statements in Item 8 of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011 for certain assumptions used to calculate the present value of accumulated benefits.

The Company’s SERP is an unfunded defined benefit pension plan covering Mr. Gelfond, which was established in 2000. The SERP provides for a lifetime retirement benefit from age 55 equal to 75% of the member’s best average 60 consecutive months of earnings over the member’s employment history. Mr. Gelfond has agreed that any compensation earned during 2011, 2012 and 2013 would not be included in calculating his benefit payments under the SERP. In 2006, in order to reduce ongoing pension costs to the Company, Mr. Gelfond agreed to a reduction in the cost of living adjustment and surviving spouse benefits previously owed to him under the SERP, subject to the recoupment of a percentage of such benefits upon a change of control of the Company. The benefits were 50% vested as at July 2000, the SERP initiation date. The vesting percentage increased on a straight-line basis from inception until age 55. Mr. Gelfond’s SERP benefits became 100% vested on July 10, 2010.

The Company maintains an unfunded retiree health benefit plan covering Mr. Gelfond. The plan provides that the Company will maintain retiree health benefits for Mr. Gelfond until he becomes eligible for Medicare and, thereafter, the Company will provide Medicare supplemental coverage as selected by Mr. Gelfond.

Further descriptions of the SERP, the retiree health benefit plan and the Company’s defined contribution plans are summarized above in “Compensation Discussion and Analysis – Retirement and Pension Plans”.

EMPLOYMENT AGREEMENTS AND POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL

While the Company has no formal severance plans, the Company has entered into written employment agreements with certain of its executive officers, including Messrs. Gelfond, Sparacio and Foster which require the Company to make payments to such Named Executive Officers in the event of the termination of their employment in various circumstances, as further described below. These employment agreement provisions are intended to attract, retain and motivate employees, provide stability and continuity in the event of an actual or threatened change-in-control, and ensure that the Company’s executive officers are able to devote their full time and attention to the Company’s operations in the event of an actual or threatened change-in-control.

In addition to the contractual rights of certain of the Named Executive Officers, all of the Named Executive Officers hold stock options granted under the SOP. The SOP describes the impact of certain separation events on stock options granted under the SOP.

•

Termination without cause; voluntary resignation; death/disability: If the Participant’s employment, consulting arrangement or term of office is terminated without cause or by reason of the Participant’s voluntary resignation, death or permanent disability, (i) unvested stock options will be cancelled, and (ii) the Participant (or the Participant’s estate) will be generally entitled to exercise the Participant’s vested stock options for a period of thirty days, or such longer period as the Board of Directors or Option Committee determines, following the date of termination of employment;

•	Termination with cause: If the Participant’s employment, consulting arrangement or term of office is terminated for cause, the Participant’s vested and unvested stock options will be cancelled; and

•

Change of control and termination without cause: All stock options granted immediately will vest and become fully exercisable upon the occurrence of both a change of control and either (i) the Participant’s termination without cause, (ii) the diminution of the Participant’s title or responsibilities or (iii) the Participant being asked to relocate more than twenty-five miles from his existing office.

If the Participant is a party to an employment agreement with the Company or any of its subsidiaries and breaches any of the restrictive covenants in such agreement, the Participant’s unexercised stock options will be cancelled. In certain cases, a Named Executive Officer’s stock option grant is controlled by the terms of his employment agreement, which overrides the terms of the SOP. Any such departure from the terms of the SOP is noted below.

The analysis below sets forth the amount of compensation that would become payable to each of the Named Executive Officers under existing arrangements if the hypothetical termination of employment events described had occurred on December 31, 2011. The Company cautions that the actual amounts that would be paid upon a Named Executive Officer’s termination of employment can be determined only at the time of such individual’s separation from the Company.

Mr. Gelfond

Chief Executive Officer and Director

On November 3, 1998, the Company entered into a renewal agreement, as subsequently amended, with Mr. Gelfond. Mr. Gelfond and the Company entered into the most recent amendment to the agreement on December 12, 2011 which, among other things, extended the current term of Mr. Gelfond’s employment through December 31, 2013. Under the agreement, Mr. Gelfond is entitled to receive a base salary of $750,000 for fiscal years 2011, 2012 and 2013. Mr. Gelfond is eligible to receive a bonus of up to two times his base salary, with a target bonus of one times salary. The bonus is granted at the discretion of the Board of Directors and is based upon the success of the Company in achieving certain goals and objectives. In addition, the agreement contains (i) a customary non-competition provision that extends for the term of the agreement and for four years thereafter and (ii) a provision requiring Mr. Gelfond to provide the Company with consulting services for a period of three years after the termination of his employment.

Pursuant to the terms of the agreement, Mr. Gelfond has received several equity grants. Mr. Gelfond’s equity awards outstanding as of December 31, 2011, and their respective exercise prices and expiration dates, are set forth above in “Outstanding Equity Awards”. Unless overridden by specific terms set forth in the agreement, Mr. Gelfond’s stock options are governed by the terms of the SOP, which is described above in “Compensation Discussion and Analysis – Long-Term Incentive Compensation – Stock Options”.

As provided for in the agreement, the Company has created a defined benefit pension plan, the SERP, to provide benefits for Mr. Gelfond upon his retirement, resignation or termination other than for cause, see “Compensation Discussion and Analysis – Retirement and Pension Plans” above for a description of the SERP. Mr. Gelfond is fully vested in his benefits under the SERP. Mr. Gelfond is also entitled to retiree health benefits until he becomes eligible for Medicare and, thereafter, Medicare supplemental coverage selected by Mr. Gelfond.

The Company has agreed to reimburse Mr. Gelfond for the premiums related to a $15 million term life insurance policy that became effective in January 2010. In 2011, the Company reimbursed Mr. Gelfond for $86,604 in annual premiums and related taxes. This annual reimbursement will continue until such time as Mr. Gelfond receives his lump sum payment under the terms of the SERP.

Voluntary retirement or resignation

If Mr. Gelfond were to voluntarily retire or resign prior to the end of his employment term, all unvested stock options would be cancelled immediately. All vested stock options would remain exercisable for the duration of their original term. Upon Mr. Gelfond’s retirement or resignation, he will be entitled to receive SERP benefits in the form of a lump sum payment. Mr. Gelfond will also be entitled to receive retiree health benefits.

If Mr. Gelfond had resigned or elected voluntary retirement as of December 31, 2011, he would have been entitled to an estimated lump sum payment of $19,879,047, reflecting the value of his vested SERP and retiree health benefits.

Termination with cause

If Mr. Gelfond’s employment were terminated with cause, unvested stock options would be cancelled immediately. All vested stock options would be required to be exercised within 90 days of such termination, after which any unexercised stock options would be cancelled. In such case, Mr. Gelfond would forfeit his benefits under the SERP, and he would not receive any further compensation under the agreement. Mr. Gelfond, however, would be entitled to receive retiree health benefits. If Mr. Gelfond had been terminated with cause as of December 31, 2011, he would have been entitled to receive retiree health benefits. The estimated value of retiree health benefits, as of December 31, 2011, was $267,000.

Termination without cause

If Mr. Gelfond’s employment were terminated without cause (other than upon a change in control), he would not be entitled to receive any cash compensation other than payments owing under the SERP. In addition, if his employment was terminated without cause or his employment agreement was not renewed, all of Mr. Gelfond’s unvested stock options would immediately vest and remain exercisable for a period of three years.

If Mr. Gelfond’s employment had been terminated without cause other than upon a change of control as of December 31, 2011, he would have been entitled to an estimated lump sum payment of $19,879,047, reflecting the value of his vested SERP and retiree health benefits. As all of Mr. Gelfond’s unvested stock options were out of-the-money, there is no value attributable to the accelerated vesting of his unvested stock options.

Payments upon a Change of Control

Upon a sale of the Company, Mr. Gelfond will be entitled to receive a cash bonus (the “Sale Bonus”) in an amount equal to the product of (a) 0.375% and (b) the amount by which the sale or liquidation transaction imputes an equity value in excess of Cdn$150,000,000 to the Common Shares originally issued by the Company (on a fully diluted basis but excluding the Common Shares issued upon the conversion of the Class B convertible preferred shares of the Company formerly outstanding which were converted into Common Shares on June 16, 1994 and the Common Shares issuable upon the exercise of warrants previously owned by Messrs. Gelfond and Wechsler). If the sale of the Company would have occurred on December 31, 2011, the Company estimates that the Sale Bonus would have been between $1,400,541 and $3,692,102, depending upon the equity assumptions used in the relevant calculations.

In addition, following a change of control, Mr. Gelfond will receive a cash incentive bonus (the “Incentive Bonus”) equal to the product of (a) 225,000 and (b) the difference between the closing price of the Common Shares upon such change of control and the closing price of the Common Shares on March 10, 2006. If there had been a change of control of the Company on December 31, 2011, the Incentive Bonus would have been $1,723,500 based on the closing price of the Common Shares on that date ($18.33).

In the event of a change of control of the Company, Mr. Gelfond’s unvested stock options and SARs will immediately vest. Mr. Gelfond’s benefits under the SERP also would be accelerated and become payable. Upon a change of control, Mr. Gelfond is entitled to the recoupment of certain additional benefits under his SERP entitlement. In 2006, in order to reduce ongoing pension costs to the Company, Mr. Gelfond agreed to a reduction in the cost of living adjustment and surviving spouse benefits previously owed to him under the SERP, subject to the recoupment of a percentage of such benefits upon a change of control of the Company. As of December 31, 2011, the value of this recoupment of benefits would have been $3,457,785.

If the change of control is by way of a stock-for-stock merger, Mr. Gelfond’s stock options will vest and be converted at the stock merger conversion ratio into stock options of the acquiring company (if it is public) or a cash-out of the stock options (if the acquiring company is not public).

If a change of control had occurred on December 31, 2011, Mr. Gelfond would have been entitled to receive an estimated payment of between $26,193,873 and $28,485,434, depending on the equity assumptions used in calculating the Sale Bonus. This amount includes the Incentive Bonus, the Sale Bonus, the value of his vested SERP benefit and the recoupment of certain SERP benefits. Mr. Gelfond would have been entitled to the accelerated value of his unvested stock options; however, as of December 31, 2011, Mr. Gelfond’s unvested stock options were out of-the-money.

If Mr. Gelfond retired or his employment was terminated in connection with a change of control, in addition to the amounts described above, Mr. Gelfond would be entitled to receive retiree health benefits. The estimated value of retiree health benefits, as of December 31, 2011, was $267,000.

Mr. Sparacio

Executive Vice President & Chief Financial Officer

Effective January 23, 2012, Mr. Sparacio and the Company amended the terms of his employment agreement, extending the term of his employment agreement through May 14, 2014. Under the terms of the agreement, Mr. Sparacio is entitled to receive an annual base salary of $425,000 effective May 14, 2012 and a base salary of $450,000 effective May 14, 2013. The agreement further provides that Mr. Sparacio is entitled to participate in the Management Bonus Plan and to receive a target annual performance bonus of 35% of his base salary, with the possibility of increasing his bonus to up to 52.5% of his base salary. In addition, Mr. Sparacio has received certain stock options from the Company. Mr. Sparacio’s equity awards outstanding as of December 31, 2011, and their respective exercise prices and expiration dates are set forth above in “Outstanding Equity Awards”. As of January 23, 2012, upon a termination without cause, Mr. Sparacio’s vested stock options would remain exercisable for a period of six months.

For the term of his employment agreement and for two years thereafter, Mr. Sparacio is subject to customary non-solicitation and non-competition provisions. All severance payments payable under Mr. Sparacio’s employment agreement are subject to Mr. Sparacio’s compliance with the non-solicitation and non-competition provisions of his employment agreement.

Voluntary retirement or resignation

Upon a retirement or resignation, Mr. Sparacio is entitled to receive his accrued and unpaid salary, perquisites and business expenses and any outstanding vacation pay within 15 days of such retirement or resignation.

Termination with cause

Upon a termination with cause, Mr. Sparacio is entitled to receive his accrued and unpaid salary, perquisites and business expenses and any outstanding vacation pay within 15 days of such termination. In addition, all of Mr. Sparacio’s unexercised stock options would be cancelled.

Termination without cause

In the event of a termination without cause (other than upon a change of control), Mr. Sparacio is entitled to receive his accrued and unpaid salary, perquisites and business expenses and any outstanding vacation pay within 30 days of such termination. In addition, Mr. Sparacio would continue to receive his base salary, automobile allowance and benefits for the greater of (i) the remainder of his employment term and (ii) six months. Under the terms of his employment agreement, Mr. Sparacio is required to mitigate the amount of any severance paid by the Company during the severance period by seeking other employment.

If Mr. Sparacio’s employment had been terminated without cause (other than upon a change of control) as of December 31, 2011, he would have been entitled to receive estimated severance payments totaling $221,280, either in the form of continuance or a lump sum payment, at the Company’s election.

Termination without cause upon a Change of Control

In the event of a termination without cause upon a change of control, Mr. Sparacio is entitled to receive his accrued and unpaid salary, perquisites and business expenses and any outstanding vacation pay within 30 days of termination. In addition, Mr. Sparacio would continue to receive his base salary, a pro-rata portion of the target bonus, automobile allowance and benefits for the greater of (i) the remainder of his employment term and (ii) 12 months following a change of control. Finally, all outstanding unvested stock options would vest immediately.

If Mr. Sparacio’s employment had been terminated without cause upon a change of control as of December 31, 2011, he would have been entitled to receive estimated severance payments totaling $728,481, either in the form of continuance or a lump sum payment, at the Company’s election. Mr. Sparacio would have realized an estimated payment of $748,730, representing the intrinsic value of the accelerated vesting of his unvested, in-the-money, stock options calculated using the December 31, 2011 closing price of the Common Shares.

Mr. O’Reilly

Executive Vice President, Theatre Development

For 2011, Mr. O’Reilly’s annual base salary was Cdn$300,163. While his base salary is subject to annual review, no changes were made for 2012. Mr. O’Reilly is eligible to participate in the Commission Plans and the Management Bonus Plan and to receive a target annual performance bonus of 30% of his base salary, with the possibility of increasing the bonus up to 45% of his base salary. In addition, Mr. O’Reilly has received certain stock options from the Company. Mr. O’Reilly’s equity awards outstanding as of December 31, 2011, and their respective exercise prices and expiration dates, are set forth above in “Outstanding Equity Awards”.

Voluntary retirement or resignation; Termination without cause

Upon a retirement or resignation, or a termination without cause, Mr. O’Reilly is entitled to receive compensation under applicable Canadian law, including his accrued and unpaid salary, commissions, perquisites and business expenses and any outstanding vacation pay. Mr. O’Reilly would also be entitled to receive 50% of his ongoing commission payments, in accordance with the Commission Plans, which, as of December 31, 2011, are estimated to be approximately $712,686 in the aggregate. Mr. O’Reilly is not contractually entitled to receive severance payments in connection with a voluntary retirement or resignation.

Termination with cause

If Mr. O’Reilly’s employment had been terminated with cause as of December 31, 2011, he would have been entitled to compensation under applicable Canadian law, including his accrued and unpaid salary, commissions, perquisites and business expenses and any outstanding vacation pay. All of Mr. O’Reilly’s unexercised stock options would have been cancelled. Mr. O’Reilly is not contractually entitled to receive severance payments in connection with a termination with cause.

Termination without cause upon a change of control

If Mr. O’Reilly’s employment had been terminated without cause upon a change of control as of December 31, 2011, Mr. O’Reilly would have realized an estimated payment of $522,835, representing the intrinsic value of the accelerated vesting of his unvested, in-the-money, stock options using the December 31, 2011 closing price of the Common Shares. Mr. O’Reilly would also be entitled to receive 50% of his ongoing commission payments, in accordance with the Commission Plans, which, as of December 31, 2011, are estimated to be approximately $712,686 in the aggregate. Mr. O’Reilly is not contractually entitled to receive severance payments in connection with a termination without cause upon a change of control.

Mr. Foster

Chairman & President, Filmed Entertainment

Under the terms of his amended employment agreement, which was most recently amended April 29, 2010, Mr. Foster’s employment term extends through July 1, 2013. Mr. Foster receives an annual base salary of $700,000, which is subject to annual review. Mr. Foster is eligible to participate in the Management Bonus Plan. Under the terms of his agreement, Mr. Foster was entitled to a minimum bonus of $500,000 for each of 2011 and 2012; however, for 2011, Mr. Foster elected to receive a bonus payment of $475,000. In addition, Mr. Foster is entitled to a term life insurance policy in the amount of $3 million for the duration of his employment agreement and to a fully paid whole life insurance policy in the amount of $3.5 million. Mr. Foster has also received certain stock options and SARs from the Company. Mr. Foster’s equity awards outstanding as of December 31, 2011, and their respective exercise prices and expiration dates are set forth above in “Outstanding Equity Awards”. With respect to Mr. Foster’s stock options, in addition to the triggering events set forth in the SOP, the vesting of Mr. Foster’s stock options accelerate in the event of change of control that results in Mr. Gelfond ceasing to be CEO of the Company. Mr. Foster’s SARs are governed by the terms of the SOP, except that with respect to the vesting of the SARs upon a change of control, Mr. Foster’s employment agreement provides that the vesting of Mr. Foster’s SARs accelerates upon a change of control of the Company (without regard to whether a separation event has occurred). The Company has the right, but not the obligation, to cancel at any time all or, from time to time, any portion of the SARs and to replace the cancelled SARs with stock options under certain circumstances and subject to certain restrictions.

For the term of his employment agreement and for two years thereafter, Mr. Foster is subject to customary non-solicitation and non-competition provisions. All severance payments payable under Mr. Foster’s employment agreement are subject to Mr. Foster’s compliance with the non-solicitation and non-competition provisions of his employment agreement.

Voluntary retirement or resignation

Upon a retirement or resignation, Mr. Foster is entitled to receive his accrued and unpaid salary, perquisites and business expenses, any outstanding vacation pay and a pro-rata portion of his minimum bonus, and any outstanding premiums owing for the whole life insurance policy described above within 15 days of such resignation or termination. As of December 31, 2011, the estimated value of the outstanding premiums owing for the whole life insurance policy was $402,219.

Termination with cause

If Mr. Foster’s employment had been terminated with cause as of December 31, 2011, he would have been entitled to receive a payment of $500,000, which represents his minimum bonus in the form of a lump sum payment plus his accrued and unpaid salary, perquisites and business expenses and any outstanding vacation pay. In addition, all of Mr. Foster’s unexercised stock options and SARs would have been cancelled.

Termination without cause

In the event of a termination without cause, Mr. Foster is entitled to receive his accrued and unpaid salary, perquisites and business expenses, any outstanding vacation pay and a pro-rata portion of his minimum bonus, and any outstanding premiums owing for the whole life insurance policy described above within 30 days of his termination. In addition, Mr. Foster would continue to receive his base salary, minimum bonus and benefits for the greater of (i) the remainder of his employment term and (ii) six months (the “Foster Severance Payments”). Under the terms of his employment agreement, Mr. Foster is required to mitigate the Foster Severance Payments by seeking other employment. On the date Mr. Foster obtains other employment, the remaining Foster Severance Payments would be reduced by half.

If Mr. Foster’s employment had been terminated without cause as of December 31, 2011, he would have been entitled to receive an estimated payment of $2,768,290. This amount includes $402,219 which is the outstanding premiums owing for the whole life insurance policy and the Foster Severance Payments totaling $2,268,290 either in the form of continuance or a lump sum payment, at the Company’s election.

Termination without cause upon a change of control

If Mr. Foster’s employment had been terminated without cause upon a change of control, Mr. Foster would have been entitled to receive his accrued and unpaid salary, perquisites and business expenses, any outstanding vacation pay and a pro-rata portion of his minimum bonus, and any outstanding premiums owing for the whole life insurance policy described above within 30 days of his termination. In addition, Mr. Foster would have continued to receive the Foster Severance Payments. Under the terms of his employment agreement, Mr. Foster is required to mitigate the Foster Severance Payments by seeking other employment. On the date Mr. Foster obtains other employment, the remaining Foster Severance Payments would be reduced by half.

If Mr. Foster’s employment had been terminated without cause upon a change of control as of December 31, 2011, he would have been entitled to receive an estimated payment of $2,768,290. This amount includes $500,000, which is his minimum 2011 bonus in the form of a lump sum payment, $402,219 which is the outstanding premiums owing for the whole life insurance policy and the Foster Severance Payments totaling $2,268,290 either in the form of continuance or a lump sum payment, at the Company’s election.

Mr. Foster also would be entitled to the accelerated vesting of his unvested stock options. As all of Mr. Foster’s unvested stock options were out of-the-money on December 31, 2011, there is no value attributable to the accelerated vesting of his unvested stock options.

Mr. Welton

President, IMAX Theatres

Effective October 3, 2011, Mr. Welton assumed the title President, IMAX Theatres. His title was previously Executive Vice President, Corporate and Digital Development & Theatre Operations. In his new position, Mr. Welton is entitled to receive a base salary of Cdn$400,000. His base salary was previously Cdn$349,211. Mr. Welton’s base salary is subject to annual review. Mr. Welton is entitled to participate in the Management Bonus Plan and to receive a target annual performance bonus of 37.5% of his base salary with the possibility of increasing the bonus to up to 52.5% of his base salary. Mr. Welton has received certain stock options grants from the Company. Mr. Welton’s equity awards outstanding as of December 31, 2011, and their respective exercise prices and expiration dates, are set forth above in “Outstanding Equity Awards”. As of October 3, 2011, upon a termination without cause, Mr. Welton’s vested stock options remain exercisable for a period of six months.

Mr. Welton entered into an a non-compete agreement with the Company which contains customary non-solicitation and non-competition provisions for periods of two years and one year, respectively, after the termination of his employment with the Company.

Voluntary retirement or resignation

Upon a retirement or resignation, Mr. Welton is entitled to receive compensation under applicable Canadian law, including his accrued and unpaid salary, perquisites and business expenses and any outstanding vacation pay. Mr. Welton is not contractually entitled to receive severance payments in connection with a termination without cause.

Termination with cause

If Mr. Welton’s employment had been terminated with cause as of December 31, 2011, he would have been entitled to compensation under applicable Canadian law, including his accrued and unpaid salary, perquisites and business expenses and any outstanding vacation pay. All of Mr. Welton’s unexercised stock options would have been cancelled. Mr. Welton is not contractually entitled to receive severance payments in connection with a termination with cause.

Termination without cause

Under the terms of his employment offer letter, in the event Mr. Welton is terminated without cause (with or without a change of control), Mr. Welton is entitled to receive the greater of (i) 18 months of base salary, pro-rated target bonus and car allowance and (ii) for each year of service up to 24 years, one month’s salary, a pro-rated portion of his target bonus and car allowance (the “Welton Severance Payments”). Mr. Welton is also entitled to receive healthcare benefits for the severance period. Mr. Welton is required to mitigate the Welton Severance Payments by seeking other employment. On the date Mr. Welton obtains other employment, his health benefits cease and the remaining Welton Severance Payments are reduced by half.

If Mr. Welton’s employment had been terminated without cause as of December 31, 2011, he would have been entitled to receive an estimated payment of $962,812. This amount includes Welton Severance Payments totaling $833,194 which includes $3,619 for the estimated value of health benefits for the severance period.

Termination without cause upon a change of control

If Mr. Welton’s employment had been terminated without cause upon a change of control as of December 31, 2011, he would have been entitled to receive an estimated payment of $962,812. This amount includes Welton Severance Payments totaling $833,194 which includes $3,619 for the estimated value of health benefits for the severance period. Mr. Welton also would have realized an estimated payment of $720,390 representing the intrinsic value of the accelerated vesting of his unvested, in-the-money, stock options calculated using the December 31, 2011 closing price of the Common Shares.

COMPENSATION OF DIRECTORS

Directors who are also employees of the Company receive no additional fees for service on the Board of Directors. Directors are reimbursed for expenses incurred in attending meetings of the Board of Directors and Committees of the Board of Directors. In addition, the Independent Directors of the Company receive Cdn$20,000 per year (or may elect to receive stock options to purchase Common Shares in lieu of this payment) plus Cdn$1,500 for each meeting of the Board attended in person or by telephone and Cdn$1,200 for each meeting of a Committee of the Board attended in person or by telephone. The Chairman of the Audit Committee receives Cdn$8,000 per year. In addition, each of the Independent Directors are granted stock options to purchase 8,000 Common Shares annually, in accordance with the SOP, at an exercise price equal to the fair market value of the Common Shares on the date of grant, and which vest on the date of grant and expire on the earlier of the date which is two years after the termination of the optionee’s service as a director of the Company or seven years after the date of the grant.

A lattice-binomial option-pricing model is used to determine the fair value of the stock option award to be made in lieu of the Cdn$20,000 annual cash retainer. Stock options granted in lieu of the annual cash retainer vest on a quarterly basis to parallel the quarterly payments of the annual cash retainer. See note 14(c) to the audited consolidated financial statements in Item 8 of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011 for the assumptions used to calculate the fair value of the stock options.

Mercer was retained by the Company in August 2011 to assess the competitiveness of current compensation to the Board of Directors. Mercer’s recommendations for changes to the existing levels and mix of compensation are currently under consideration by the Company’s Corporate Governance Committee.

The following table sets forth information relating to compensation of the directors for the fiscal year ended December 31, 2011.

Name	Fees Earned or Paid in Cash ($) (1)		Option Awards ($) (2)		All Other Compensation ($)		Total ($)
Neil S. Braun (3)	34,280		45,600		Nil		79,880
Kenneth G. Copland (4)	19,727		66,113	(5)	Nil		85,840
Eric A. Demirian (6)	21,855		66,113	(5)	Nil		87,968
Garth M. Girvan (7)	16,777		66,113	(5)	Nil		82,890
David W. Leebron (8)	15,859		66,113	(5)	Nil		81,972
Martin Pompadur (9)	17,725		66,113	(5)	Nil		83,838
Marc A. Utay (10)	15,859		66,113	(5)	Nil		81,972
Bradley J. Wechsler (11)	200,000	(12)	68,400	(13)	37,249	(14)	305,649

(1)	Includes Board and Committee meeting fees for telephonic and meetings attended in person and annual fees paid to Independent Directors. Meeting and annual fees are generally earned in Canadian dollars. The Canadian compensation values have been converted to and reported in U.S. dollars using the Bank of Canada close rate for the last day of the month preceding an actual payment date.
(2)	As required by SEC rules, the “Option Awards” columns in this table reflect the aggregate grant date fair values computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (with no reductions for expected forfeitures). See note 14(c) to the audited consolidated financial statements in Item 8 of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011 for the assumptions used to calculate the fair value of the stock options. Whether, and to what extent, a director realizes value with respect to stock option awards will depend on our actual operating performance, stock price fluctuations and the directors continued term in office.

(3)	As of December 31, 2011, Mr. Braun held 24,000 stock options to purchase Common Shares in accordance with the SOP.
(4)	As of December 31, 2011, Mr. Copland held 72,806 stock options to purchase Common Shares in accordance with the SOP.
(5)	The director elected to receive a grant of 2,402 stock options in lieu of his Cdn$20,000 annual cash payment. The stock options vest in two equal installments of 600 stock options on each of September 2, 2011 and December 2, 2011 and two equal installments of 601 stock options on each of March 2, 2012 and June 2, 2012.
(6)	As of December 31, 2011, Mr. Demirian held 19,159 stock options to purchase Common Shares in accordance with the SOP.
(7)	As of December 31, 2011, Mr. Girvan held 58,635 stock options to purchase Common Shares in accordance with the SOP.
(8)	As of December 31, 2011, Mr. Leebron held 72,806 stock options to purchase Common Shares in accordance with the SOP.
(9)	As of December 31, 2011, Mr. Pompadur held 19,159 stock options to purchase Common Shares in accordance with the SOP.
(10)	As of December 31, 2011, Mr. Utay held 62,931 stock options to purchase Common Shares in accordance with the SOP.
(11)	As of December 31, 2011, Mr. Wechsler held 961,998 stock options to purchase Common Shares in accordance with the SOP. 949,998 of Mr. Wechsler’s stock options were granted in connection with his prior employment as the Company’s Co-Chief Executive Officer.
(12)	This amount represents the amount paid to Mr. Wechsler pursuant to the services agreement as described below.
(13)	Mr. Wechsler received a grant of 12,000 stock options in recognition of his position of Chairman of the Board. The stock options vested on June 1, 2011.
(14)	This amount reflects $29,714 for personal use of a Company-provided automobile. The expenses attributable to Mr. Wechsler’s personal use of a Company vehicle include the portion, as determined as a percentage of the total use of the vehicle, of (i) the vehicle lease cost and (ii) expenses such as vehicle repairs and maintenance costs and (iii) $6,905 for retiree health benefit premiums.

On December 11, 2008, the Company entered into a services agreement with Mr. Wechsler, pursuant to which his employment as Co-CEO was terminated as of April 1, 2009. The services agreement provides that: (i) Mr. Wechsler shall serve as Chairman of the Company’s Board of Directors effective April 1, 2009 through the termination of his services agreement; (ii) Mr. Wechsler shall receive a fee of $200,000 for each year served as Chairman subject to certain conditions; and (iii) certain other provisions of Mr. Wechsler’s employment agreement will continue to survive the termination of such employment agreement (as described below). The services agreement was amended on February 14, 2011 to extend the term of the services agreement through the earlier of (a) the date on which Mr. Wechsler is not re-elected to the Board of Directors, and (b) April 1, 2013. The aggregate amount of all periodic payments under this agreement over a four year period will be $800,000, plus amounts for reasonable out-of-pocket expenses related to the Chairman’s travel and automobile expenses.

Among the provisions of Mr. Wechsler’s prior employment agreement that survive are those relating to the Sale Bonus and the Incentive Bonus. Upon a sale of the Company, Mr. Wechsler is entitled to receive a cash bonus (the “Sale Bonus”) in an amount equal to the product of (a) 0.375% and (b) the amount by which the sale or liquidation transaction imputes an equity value in excess of Cdn$150,000,000 to the Common Shares originally issued by the Company (on a fully diluted basis but excluding the Common Shares issued upon the conversion of the Class B convertible preferred shares of the Company formerly outstanding which were converted into Common Shares on June 16, 1994 and the Common Shares issuable upon the exercise of warrants previously owned by Messrs. Gelfond and Wechsler). As of December 31, 2011, the Sale Bonus was estimated by the Company to be between $1,400,541 and $3,692,102, depending upon the equity assumptions used in the relevant calculations.

In addition, following a change of control, Mr. Wechsler would receive a cash incentive bonus (the “Incentive Bonus”) equal to the product of (a) 225,000 and (b) the difference between the closing price of the Common Shares upon such change of control and the closing price of the Common Shares on March 10, 2006. As of December 31, 2011, the Incentive Bonus would have been $1,723,500 based on the closing price of the Common Shares on that date ($18.33).

Mr. Wechsler participates in the SERP on the same terms as Mr. Gelfond. The SERP provides for a lifetime retirement benefit from age 55 equal to 75% of the Mr. Wechsler’s best average 60 consecutive months of earnings over the member’s employment history. The vesting percentage increased on a straight-line basis from inception until age 55. Mr. Wechsler’s SERP benefits became 100% vested on September 14, 2006 and Mr. Wechsler received a lump sum payment for the remaining benefits in August 2010.

Mr. Wechsler remains entitled to a recoupment of certain benefits he previously agreed to be reduced under the SERP upon a change of control of the Company. In 2006, in order to reduce ongoing pension costs to the Company, Mr. Wechsler agreed to a reduction in the cost of living adjustment and surviving spouse benefits previously owed to him under the SERP, subject to the recoupment of a percentage of such benefits upon a change of control of the Company. If there had been a change of control of the Company on December 31, 2011, Mr. Wechsler would have been entitled to receive $2,735,701 as a recoupment of such benefits.

The Company has an unfunded retiree health benefit plan covering Mr. Wechsler. The plan provides that the Company will maintain retiree health benefits for Mr. Wechsler until he becomes eligible for Medicare and, thereafter, the Company will provide Medicare supplemental coverage as selected by Mr. Wechsler. As of December 31, 2011, the estimate value of Mr. Wechsler’s retiree health benefits was $242,000.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Compensation Committee is currently composed of Messrs. Girvan (Chairman), Braun, Copland, Demirian, Leebron, Pompadur and Utay, all of whom are Independent Directors. All compensation and renewal of employment decisions for Mr. Gelfond in 2011 were made by the Compensation Committee.

The law firm of McCarthy Tétrault LLP, of which Mr. Girvan, a director of the Company, is a senior partner, provided legal services to the Company on several matters in 2011 and is continuing to provide legal services in 2012. In 2011, the Company paid McCarthy Tétrault approximately $759,648 in respect of legal services.

During the fiscal year ended December 31, 2011, no executive officer of the Company served on compensation committees or boards of directors of any other entities that had or have had one or more of its executive officers serving as a member of the Company’s Compensation Committee or Board of Directors.

CORPORATE GOVERNANCE

The Board of Directors believes that good corporate governance is fundamental to the overall success of the Company. The Corporate Governance Committee of the Board of Directors, which is currently composed of Messrs. Leebron (Chairman), Braun, Copland, Girvan and Utay, all of whom are Independent Directors, periodically reviews the Company’s corporate governance from time to time, as further described in “Corporate Governance Guidelines” as described below.

Management develops an annual operating plan that is submitted to the Board of Directors for its review and approval prior to implementation. The operating plan includes a presentation of the Company’s objectives, plans and performance standards for the year.

Corporate Governance Guidelines

The Board of Directors operates under the Company’s Corporate Governance Guidelines adopted by the Company’s Board of Directors. The Corporate Governance Guidelines outline the Board of Directors’ authority, responsibilities, composition and procedures.

The role of the Board of Directors is to supervise the business and affairs of the Company, including:

•

overseeing the strategic and business planning process(s) within the Company and reviewing, approving and monitoring the annual and long-term operating plan for the Company, including fundamental financial and business strategies and objectives;

•	reviewing and assessing the major risks facing the Company and reviewing approving and monitoring the Company’s approach to addressing such risks;

•

developing and reviewing the CEO’s corporate objectives, annually evaluating the performance of the CEO against these objectives, determining his compensation annually and developing appropriate succession plans, from time to time; and

•

reviewing and monitoring the controls and procedures within the Company to maintain its integrity, including its disclosure controls and procedures, its internal controls and procedures for financial reporting and its compliance with its Code of Ethics.

A current copy of the Corporate Governance Guidelines is available, without charge, at www.IMAX.com and www.sedar.com or upon written request to the Company at IMAX Corporation, 2525 Speakman Drive, Mississauga, Ontario, Canada, L5K 1B1, Attention: Corporate Secretary, the text of which is incorporated by reference into this Circular.

Director Independence

The Board of Directors is comprised of a majority of independent directors as defined under applicable legal, regulatory and stock exchange requirements. Section 303A of the NYSE Listed Company Manual provides that no director qualifies as “independent” unless the Board of Directors affirmatively determines that such director has no material relationship with the Company, and Section 1.2 of National Instrument 58-101 provides that an independent director is a person other than an officer or employee of the Company, or any other individual having a material relationship that in the opinion of the Board of Directors would interfere with the exercise of independent judgment in carrying out the responsibilities of the director. The NYSE Listed Company Manual and National Instrument 58-101 set forth specific categories of relationships that disqualify a director from being independent.

The Board of Directors has reviewed the independence of each director and considered whether any director has a material relationship with the Company. As a result of this review, the Board affirmatively determined that Messrs. Braun, Copland, Demirian, Girvan, Leebron, Pompadur and Utay, representing seven of nine directors, are independent within the meaning of the NYSE; Canadian Securities Regulations; and SEC director independence standards, as currently in effect. The Board of Director’s independence determination was based on information provided by our directors and discussions among our officers and directors.

All members of the Compensation Committee, Audit Committee and Nominating Committee are considered “independent” under such committee’s independence standards. In the event any transaction or agreement is proposed in respect of which a director has a material interest, the director will recuse himself from voting on that matter and remove himself from the meeting while the transaction at issue is being considered by the Board of Directors.

Board Size and Composition

The Board of Directors recognizes that one of its key responsibilities is to evaluate and determine its optimal governance structure so as to provide independent oversight of management. The Board of Directors has determined that there is no single, generally accepted approach to providing governance and that given the evolving nature of the Company’s business, the right governance structure for the Board of Directors may vary as circumstances warrant. Consistent with this understanding, the Independent Directors consider the Board’s size and composition on an annual basis in connection with its annual self-evaluation. This consideration includes the positives and negatives of alternative board governance structures in light of the Company’s operating and management environment at the time, with the goal of achieving the optimal size and composition for effective oversight of management by the Board of Directors.

Bradley J. Wechsler served as Co-Chairman of the Board of Directors along with Richard L. Gelfond from June 1999 to March 2009. On April 1, 2009, Mr. Wechsler became sole Chairman of the Board. By virtue of his prior role as Co-CEO, Mr. Wechsler is not an Independent Director. At present, the Company does not have a lead director. Given Mr. Wechsler’s prior role in the Company, the Board of Directors has determined that this board composition structure is optimal for the Company because it provides the Company with strong and consistent oversight.

In considering its governance structure, the Board of Directors has taken a number of factors into consideration. The Board of Directors, with a substantial majority of its directors being Independent Directors, exercises strong, independent oversight function. This oversight function is enhanced by the fact that all of the Board Committees and their respective chairpersons are comprised entirely of Independent Directors. A number of processes and procedures of the Board of Directors and of the Committees – including regular executive sessions of the Independent Directors, the ability of Independent Directors to contact one another, the CEO and other Executive Officers at any time, and the annual evaluations of the performance of the CEO against pre-determined and other criteria – provide independent oversight of the CEO’s performance. The Company has also provided instructions for shareholders and other interested parties to communicate directly with the Board of Directors, see “Shareholder Communications” above. The Board of Directors believes that these factors provide the appropriate balance between the authority of those who oversee the Company and those who manage it on a day-to-day basis.

Risk Management

The Board of Directors is responsible for overseeing the various risks facing the Company. In this regard, the Board seeks to understand and oversee critical business risks. Risks are considered in virtually every business decision and as part of the Company’s overall business strategy.

While the Board is responsible to review and assess the major risks facing the Company and to review, approve and monitor the Company’s approach to addressing such risks, Company management is charged with managing risk. The Company has robust internal processes and a strong internal control environment to identify and manage risks and to communicate with the Board of Directors through senior management. These include an enterprise risk management program, regular internal management disclosure committee meetings, a Code of Ethics and Whistle Blower Program, rigorous product quality standards and processes, and a comprehensive internal and external audit process. The Board of Directors and the Audit Committee monitor and evaluate the effectiveness of the internal controls and the risk management program at least annually. Management communicates routinely with the Board and the Audit Committee on the significant risks identified and how they are being managed. The Board of Directors implements its risk oversight function both as a whole and through the Audit Committee. The Audit Committee oversees risks related to the Company’s financial statements, the financial reporting process, accounting and legal matters. The Audit Committee oversees the internal audit function and the Company’s Code of Ethics and Whistleblower Program. The Audit Committee members meet separately with the Company’s CEO and representatives of the independent auditing firm a minimum of four times per year.

The Board of Directors regularly engages in discussion of financial, legal, technology, economic and other risks. Because overseeing risk is an ongoing process and inherent in the Company’s strategic decisions, the Board of Directors also discusses risk in relation to specific proposed actions.

Nomination Process

The Nominating Committee is responsible for identifying and recommending candidates for election to the Board of Directors. Such candidates are then nominated for election by a majority of Independent Directors. The Nominating Committee does not set forth specific, minimum qualifications that nominees must possess in order for the Nominating Committee to recommend them to the Board of Directors, but rather believes that each nominee should be evaluated in light of opportunities and risks facing the Company and the competencies, skills and personal qualities that are desirable to contribute to the effective governance of the Company. In evaluating potential nominees for election and re-election as members of the Board of Directors, the Committee seeks nominees that:

•	manifest the highest integrity and that possess the highest personal and professional ethics;

•	have significant business experience or other organizational leadership experience that will allow the nominee to contribute significantly to the Company as a member of the Board of Directors;

•	have the willingness and an ability to make the necessary time commitment to actively participate as a member of the Board of Directors;

•	exhibit sound business judgment; and

•	are committed to representing the long-term interests of the Company and its shareholders.

Candidates are identified from a number of sources including recommendations from Board members, management, shareholders and others. The Nominating Committee will consider any nominee recommended by a shareholder under the same criteria as any other potential nominee. Shareholders who wish to have the Nominating Committee consider the nomination of any person for director at the 2013 meeting of shareholders should submit a written recommendation to the Company at IMAX Corporation, 2525 Speakman Drive, Mississauga, Ontario, Canada, L5K 1B1, Attention: Corporate Secretary no later than December 18, 2012. The Company may require that a proposed nominee furnish additional information as may be reasonably required to determine the qualifications of such proposed nominee to serve as a director of the Company.

The Nominating Committee charter mandates that the Nominating Committee review, on a periodic basis, the current composition of the Board of Directors in light of the characteristics of independence, diversity, age, competencies, skills, experience, availability of service to the Company and tenure of the Board members and in light of the Board’s anticipated needs. While the Nominating Committee does not have a formal policy specifying how diversity of background and personal experience should be applied in reviewing the current composition of the Board of Directors or in identifying or evaluating candidates for the Board of Directors, the Nominating Committee is committed to having a diverse Board of Directors in that it seeks individuals from different backgrounds with varying perspectives, professional experience, education and skills. In evaluating a potential candidate, the Nominating Committee will consider that individual’s background, experience and characteristics in the context of the composition of the board as a whole. The Company believes that having a diverse Board of Directors helps to ensure a variety of points of view, which, in turn, ensures more effective decision-making.

A current copy of the Nominating Committee Charter is available at www.IMAX.com or upon written request to the Company at IMAX Corporation, 2525 Speakman Drive, Mississauga, Ontario, Canada, L5K 1B1, Attention: Corporate Secretary.

Meetings of the Board of Directors and its Committees

During the fiscal year ended December 31, 2011, the Board of Directors held nine meetings. The Audit Committee held 4 meetings; and the Corporate Governance Committee held 3 meetings. No meetings were held by the Compensation Committee as all matters of executive compensation were discussed either by the full Board of Directors or by the Independent Directors in executive sessions. No meetings of the Nominating Committee were held as all matters concerning the identification and evaluation of potential new Board members was discussed either by the full Board of Directors or by the Independent Directors in executive sessions. The Option Committee held no meeting as all necessary business of this Committee was conducted by written resolution. No meetings were held by the Special Committee. Each incumbent director attended at least 75% of the aggregate of the total number of meetings of the Board of Directors and Committees of the Board on which such director served during the fiscal year ended December 31, 2011. The Directors are given the opportunity to hold executive sessions (where members of management are not in attendance) at all regularly scheduled Board of Directors meetings. A total of 8 such executive sessions of the Board of Directors were held during 2011.

The following directors attended the following number of board meetings during the fiscal year ended December 31, 2011:

Bradley J. Wechsler	9/9	Eric A. Demirian	9/9	David W. Leebron	9/9
Neil S. Braun	8/9	Richard L. Gelfond	8/8 (1)	Martin Pompadur	9/9
Kenneth G. Copland	9/9	Garth M. Girvan	8/9	Marc A. Utay	9/9

(1)	Mr. Gelfond did not attend one meeting of the Board of Directors which was held for the purpose of discussing the renewal of his employment agreement.

All of the members of the Audit Committee are Independent Directors and hold in camera sessions where members of management are not in attendance at least once each fiscal quarter. A total of 4 such in camera sessions were held during 2011.

While the Company encourages directors to attend its annual meeting of shareholders, it has no formal policy concerning such attendance. Eight of the nine then-current directors attended last year’s annual meeting of shareholders.

Committees of the Board

To assist it in discharging its duties effectively, the Board of Directors has delegated some of its duties to six specific committees of the Board: Audit Committee, Compensation Committee, Corporate Governance Committee, Nominating Committee, Option Committee and the Special Committee. Each of these committees and their respective chairs are appointed annually by the Board of Directors. Each committee has a written mandate which sets out its principal duties and responsibilities. Each committee has the authority to retain special legal, accounting or other advisors.

Audit Committee

The Audit Committee is currently composed of Messrs. Demirian (Chairman), Braun, Copland and Leebron, each of whom are Independent Directors meeting the independence and other requirements of the NYSE and Canadian National Instrument 52-110 standards applicable to Audit Committee members. The Board of Directors has established the Audit Committee for the purpose of overseeing the quality and integrity of the Company’s accounting and financial statements and related disclosure, the Company’s compliance with legal and regulatory requirements, the independent auditor’s qualifications and independence and the performance of the Company’s internal audit function, internal controls and procedures and the performance of the independent auditor. Each committee member has experience with various businesses and professions, which are relevant to their understanding of the accounting principles used by the Company in preparing its financial statements and to their understanding of the general applications of such accounting principles in connection with the accounting for estimates, accruals and reserves. These experiences have been with companies, businesses and professional organizations presenting a breadth and level of complexity of accounting issues generally comparable to those reasonably expected to be raised by the Company’s financial statements and have provided them with an understanding of internal controls and procedures for financial reporting. The Board of Directors has determined that Mr. Demirian qualifies as an “audit committee financial expert” as that term is defined in Item 407(d)(5)(ii) of Regulation S-K as a result of Mr. Demirian’s qualifications as a Chartered Accountant and as a Certified General Accountant, Mr. Demirian serves as the Chair of the Audit Committee. The Audit Committee operates under a written mandate adopted by the Company’s Board of Directors. A current copy of the Audit Committee Charter is available at www.IMAX.com or upon written request to the Company at IMAX Corporation, 2525 Speakman Drive, Mississauga, Ontario, Canada, L5K 1B1, Attention: Corporate Secretary. The information in the preceding two sentence shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any future filing under the 1933 Act, or the Exchange Act, as amended, except to the extent that the Company specifically incorporates it by reference in such filing.

The Audit Committee meets with the external auditors of the Company, both with and without management present, to review and discuss the Company’s accounting policies, its quarterly and year-end financial statement information and their presentation, and significant financial issues which may arise for the Company.

Compensation Committee

The Compensation Committee is currently composed of Messrs. Girvan (Chairman), Braun, Copland, Leebron and Utay, all of whom are Independent Directors. The Compensation Committee is responsible for evaluating and making recommendations to the Board of Directors regarding the equity-based and incentive compensation plans, policies and programs of the Company. In addition, the Compensation Committee approves or recommends to the Board for determination, the compensation package or elements of the compensation package for the Company’s CEO, for setting objectives for the CEO, assessing his performance on a periodic basis and recommending compensation arrangements to the Board of Directors. On an annual basis, the Compensation Committee reviews and approves the components and the amount of compensation paid to the Company’s executive officers. The Compensation Committee operates under a written mandate adopted by the Company’s Board of Directors. A current copy of the Compensation Committee Charter is available at www.IMAX.com or upon written request to the Company at IMAX Corporation, 2525 Speakman Drive, Mississauga, Ontario, Canada, L5K 1B1, Attention: Corporate Secretary. The Compensation Committee made recommendations to the Board of Directors with respect to the bonus paid to Mr. Gelfond in respect of 2011.

Corporate Governance Committee

The Corporate Governance Committee is currently composed of Messrs. Leebron (Chairman), Braun, Copland, Girvan and Utay, all of whom are Independent Directors. The Corporate Governance Committee is responsible for monitoring and evaluating the Company’s corporate governance practices, monitoring significant developments in the law and practice of corporate governance, monitoring and evaluating the Company’s compliance with the law, monitoring and evaluating compliance with the Company’s articles, by-laws and governance agreements; and monitoring the effectiveness of the Board of Directors and Board Committees in the discharge of their general oversight responsibilities. The Corporate Governance Committee operates under a written mandate adopted by the Company’s Board of Directors. A current copy of the Corporate Governance Committee Charter is available at www.IMAX.com or upon written request to the Company at IMAX Corporation, 2525 Speakman Drive, Mississauga, Ontario, Canada, L5K 1B1, Attention: Corporate Secretary.

Mercer was retained by the Company in August 2011 to assess the competitiveness of current compensation to the Board of Directors. Mercer’s recommendations for changes to the existing levels and mix of compensation are currently under consideration by the Company’s Corporate Governance Committee.

Nominating Committee

The Nominating Committee is currently composed of Messrs. Leebron (Chairman), Braun and Copland, all of whom are Independent Directors. The Nominating Committee is responsible for identifying and recommending candidates for election to the Board of Directors. The Nominating Committee evaluates potential new candidates for the Board of Directors on an ongoing basis in light of the opportunities and risks facing the Company and the competencies, skills and personal qualities that are desirable to add value to the Company and to contribute to effective governance of the Company. The Nominating Committee operates under a written mandate adopted by the Company’s Board of Directors. A current copy of the Nominating Committee Charter is available at www.IMAX.com or upon written request to the Company at IMAX Corporation, 2525 Speakman Drive, Mississauga, Ontario, Canada, L5K 1B1, Attention: Corporate Secretary.

Option Committee

The Option Committee is currently composed of Messrs. Utay (Chairman) and Girvan, both of whom are Independent Directors. The Option Committee is responsible for performing the functions required of it under the SOP, including the grant of stock options to Participants under the SOP from time to time, which grants are subject to guidelines determined by the Company’s human resources department and the Compensation Committee. The Option Committee enacts written resolutions from time to time authorizing the grant of stock options.

Special Committee

The Special Committee is currently composed of David Leebron, Garth Girvan, and Neil Braun, all of whom are Independent Directors. On December 2, 2010, the Board of Directors established a Special Committee empowered to address and make decisions on behalf of the Company with respect to any decision directed to it by counsel as to which there might be (or reasonably might be perceived to be) a conflict of interest between the interests of the Company and the interests of its management and any such other issues, other than the settlement of any regulatory action (which action would require approval of the full Board), that the Board of Directors as a whole chooses to refer to the Special Committee.

Orientation and Education

The Company has developed and implemented orientation materials and procedures for new directors. In this regard, a Board of Directors Manual is provided to all new Board members. New directors also have access to fellow directors and senior management and are invited to attend orientation sessions as necessary. Reports, materials and presentations relating to the Company’s business are provided to the Board of Directors on a periodic basis.

Board and Committee Self-Assessment

Periodically, and at least annually, each director and committee member completes a review and self-evaluation of the Board of Directors and Board Committees operating effectiveness. The input is summarized on a confidential basis and provided to the Chairman of the Board and Chairman of the Corporate Governance Committee. The results of the evaluations are reported to the Board of Directors. Any agreed upon improvements are implemented as applicable.

Written Position Descriptions

The Board of Directors has not developed written position descriptions for the Chairman of the Board or of the Chairman of each Committee; however, the Board of Directors is responsible for the appointment of each Chairman of a Board Committee. The Board of Directors and Committees of the Board each operate within written mandates established and periodically reviewed by the Board of Directors. The Chairman of each committee is responsible for reporting on the activities of that committee to the full Board of Directors on a periodic basis.

The Board of Directors has not developed written position descriptions for the CEO. The Board of Directors and the CEO develop, on an annual basis, detailed written corporate objectives and parameters in which the CEO operates the business of the Company. The Board of Directors is also responsible for annually evaluating the CEO against these objectives.

CODE OF ETHICS

The Company has a Code of Ethics applicable to all employees, including the Company’s Chief Executive Officer, Chief Financial Officer and Controller and all other persons performing similar functions, and all directors and consultants. A current copy of the Code of Ethics is available, without charge, at www.IMAX.com or upon written request to the Company at IMAX Corporation, 2525 Speakman Drive, Mississauga, Ontario, Canada, L5K 1B1, Attention: Corporate Secretary. Any amendments to, or waivers of, the Code of Ethics which specifically relate to any financial professional will be disclosed promptly following the date of such amendment or waiver at www.IMAX.com.

NON-GAAP FINANCIAL MEASURES

IMAX Corporation (the “Company”) presents adjusted EBITDA, adjusted net income and adjusted net income per diluted share as supplemental measures of performance of the Company, which are not recognized under United States generally accepted accounting principals (“GAAP”). The Company presents adjusted EBITDA, adjusted net income and adjusted net income per diluted share because it believes that they are important supplemental measures of its comparable controllable operating performance and it wants to ensure that its investors fully understand the impact of its variable share-based compensation, provision for arbitration award and deferred taxes on its net income. Management uses these measures to review operating performance on a comparable basis from period to period. However, these non-GAAP measures may not be comparable to similarly titled amounts reported by other companies. Adjusted EBITDA, adjusted net income and adjusted net income per diluted share should be considered in addition to, and not as a substitute for, net income and other measures of financial performance reported in accordance with GAAP.

Adjusted EBITDA is calculated on a basis consistent with the Company’s Credit Facility, which refers to Adjusted EBITDA as EBITDA. The Credit Facility provides that the Company will be required to maintain a ratio of funded debt (as defined in the Credit Agreement) to EBITDA (as defined in the Credit Agreement) of not more than 2:1. The Company will also be required to maintain a Fixed Charge Coverage Ratio (as defined in the Credit Agreement) of not less than 1.1:1.0. At all times under the terms of the Credit Facility, the Company is required to maintain minimum Excess Availability of not less than $5.0 million and minimum Cash and Excess Availability of not less than $15.0 million. The ratio of funded debt to EBITDA was 0.82:1 as at December 31, 2011, where Funded Debt (as defined in the Credit Agreement) is the sum of all obligations evidenced by notes, bonds, debentures or similar instruments and was $55.1 million. Adjusted EBITDA is calculated as follows:

	Year Ended December 31,
Adjusted EBITDA	2011	2010
Net earnings	$15,543	$100,779
Add (subtract):
Loss for equity-accounted investments	1,791	493
Provision for (recovery of) income taxes	9,388	(51,784)
Interest expense net of interest income	1,770	1,486
Depreciation and amortization including film asset amortization	24,775	20,195
Write-downs net of recoveries including asset impairments and receivable provisions	1,954	2,551
Stock and other non-cash compensation	12,436	28,195
Other, net	—	(536)

Adjusted EBITDA	$67,657	$101,379

The Company reported net income of $15.5 million, or $0.24 per basic share and $0.23 per diluted share, for the year ended December 31, 2011 as compared to net income of $100.8 million, or $1.59 per basic share and $1.51 per diluted share, for the year ended December 31, 2010. The year ended December 31, 2010 included the record-breaking performance of the film Avatar: An IMAX 3D Experience. Net income for the year ended December 31, 2011 includes a deferred tax provision of $8.1 million, or $0.12 per diluted share (2010 - benefit of $54.8 million or $0.82 per diluted share), a $1.6 million pre-tax charge or $0.02 per diluted share (2010 — $21.9 million or $0.33 per diluted share) for variable share-based compensation and a one-time $2.1 million pre-tax charge ($0.03 per diluted share) due to an arbitration award arising from an arbitration proceeding brought against the Company in connection with a discontinued subsidiary. Adjusted net income, which consists of net income excluding the impact of the deferred tax adjustment, variable share-based compensation and the charge for arbitration award was $27.3 million, or $0.40 per diluted share, for the year ended December 31, 2011 as compared to adjusted net income of $67.8 million, or $1.02 per diluted share, for the year ended December 31, 2010. A reconciliation of net income, the most directly comparable U.S. GAAP measure, to adjusted net income and adjusted net income per diluted share is presented in the table below:

	Year Ended December 31, 2011		Year Ended December 31, 2010
Adjusted Net Income and Adjusted Diluted Per Share Calculations	Net Income	Diluted EPS	Net Income	Diluted EPS
Net income	$15,543	$0.23	$100,779	$1.51
Add:
Deferred tax adjustment	8,089	0.12	(54,793)	(0.82)
Variable stock compensation	1,607	0.02	21,857	0.33
Provision for arbitration award	2,055	0.03	—	—
Adjusted net income	$27,294	$0.40	$67,843	$1.02

Weighted average diluted shares outstanding		67,859		66,684

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

No director or executive officer of the Company, or any security holder of record as of the date of this Circular who owned, of record or to the Company’s knowledge, more than 5% of the Company’s outstanding Common Shares, or any member of such person’s immediate family, had any material interest, direct or indirect, in any transaction during the last fiscal year, or since the commencement of the current fiscal year, in any completed or proposed transaction, except for the following:

The law firm of McCarthy Tétrault LLP, of which Mr. Girvan, a director of the Company, is a senior partner, provided legal services to the Company on several matters in 2011 and is continuing to provide legal services in 2012. In 2011, the Company paid McCarthy Tétrault approximately $759,648 in respect of legal services.

Patricia Keighley is the spouse of David Keighley, who is an executive officer of the Company. Ms. Keighley has been employed as the Vice President and General Manager of David Keighley Productions 70MM Inc., a wholly-owned subsidiary of the Company, since February 1988. Ms. Keighley received compensation of approximately $183,200 in respect of 2011.

Andrew Cripps, an executive officer of the Company, joined the Company on February 27, 2012 as Executive Vice President and President, Europe, Middle East and Africa. Prior to joining the Company, Mr. Cripps served as President of Paramount Picture International (“PPI”). During 2011, in his prior role as President of PPI, Mr. Cripps provided final approval with respect to the release by PPI of 7 IMAX films: Thor: An IMAX 3D Experience; Kung Fu Panda 2: An IMAX 3D Experience; Super 8: The IMAX Experience; Transformers: Dark of the Moon: An IMAX 3D Experience; Cowboys & Aliens: The IMAX Experience; Puss in Boots: An IMAX 3D Experience and Mission: Impossible – Ghost Protocol: The IMAX Experience. These 7 films grossed an aggregate of $94.6 million at the box office outside of North America. As Executive Vice President and President, Europe, Middle East and Africa (the “EMEA”), Mr. Cripps will be overseeing the expansion of the Company’s theatre network and the distribution of IMAX DMR films in the EMEA.

On December 11, 2008, the Company entered into a services agreement with Mr. Wechsler, which provides that, effective April 1, 2009, Mr. Wechsler’s employment as Co-CEO was terminated. The services agreement further provides that: (i) Mr. Wechsler will serve as Chairman of the Company’s Board of Directors effective April 1, 2009 through the termination of his services agreement; (ii) Mr. Wechsler will receive a fee of $200,000 for each year served as Chairman subject to certain conditions; and (iii) certain other provisions of Mr. Wechsler’s employment agreement, including those relating to stock options and other equity awards, will continue to survive the termination of such employment agreement. The services agreement was amended on February 14, 2011 to extend the term of the services agreement through the earlier of (a) the date on which Mr. Wechsler is not re-elected to the Board of Directors, and (b) April 1, 2013. The aggregate amount of all periodic payments under this agreement over a four year period will be $800,000, plus amounts for reasonable out-of-pocket expenses related to the Chairman’s travel and automobile expenses.

On May 5, 2008, the Company entered into a Securities Purchase Agreement (the “Douglas Agreement”) with K&M Douglas Trust, Douglas Family Trust, James Douglas and Jean Douglas Irrevocable Descendants’ Trust and James E. Douglas III (collectively, the “Douglas Group”), pursuant to which the Company agreed to sell and the Douglas Group agreed to purchase 2,726,447 Common Shares (the “Douglas Shares”) for aggregate consideration of $18 million or approximately $6.60 per share (the equivalent of the average of the closing price of the Company’s Common Shares over the five trading days immediately preceding the date of the Douglas Agreement). The private placement closed on May 8, 2008. The Douglas Group, which currently owns 11.8% of the outstanding Common Shares, agreed to a five-year standstill with the Company whereby it will refrain from certain activities, including: (i) increasing its percentage ownership in the Company; (ii) seeking to influence the management of the Company or soliciting proxies; (iii) entering into fundamental or change of control transactions with respect to the Company; and (iv) selling or transferring any Common Shares to a person or group that would own 5% or more of the Common Shares following such sale or transfer. In January 2011, the Company filed a registration statement on Form S-3 to register the resale of the Douglas Shares. The Company has agreed to maintain the effectiveness of the registration statement, subject to permitted suspensions, until the Douglas Group has sold, or may sell without restriction, the Douglas Shares.

The Company, Wasserstein Perella Partners, L.P., Wasserstein Perella Offshore Partners, L.P., WPPN, Inc., and the Michael J. Biondi Voting Trust (collectively “WP”), and Messrs. Gelfond and Wechsler entered into a registration rights agreement (the “Registration Rights Agreement”) dated as of February 9, 1999, which carried forward the corresponding provisions of the June 16, 1994 shareholders’ agreement. Though numerous provisions of the Registration Rights Agreement were terminated in 2002 when WP ceased to be a shareholder of the Company, each of Messrs. Gelfond and Wechsler retain the right to cause the Company to use its best efforts to register their securities under the 1933 Act. Messrs. Gelfond and Wechsler are entitled to make two such demand registrations. Messrs. Gelfond and Wechsler also have unlimited piggyback rights to register their securities under the Registration Rights Agreement whenever the Company proposes to register any securities under the 1933 Act, other than the registration of securities pursuant to an initial public offering or the registration of securities on Form S-4 or S-8 under the 1933 Act or filed in connection with an exchange offer or an offering of securities solely to the Company’s existing shareholders.

Messrs. Gelfond and Wechsler and certain other shareholders of the Company entered into another shareholders’ agreement on January 3, 1994 as amended on March 1, 1994 which includes, among other things, registration rights, tag along rights and drag along rights.

REVIEW, APPROVAL OR RATIFICATION OF TRANSACTIONS WITH RELATED PERSONS

On a regular basis, the Company requires that its directors, nominees for director and executive officers identify to the Board of Directors, transactions and/or relationships which could constitute transactions with a related person as defined in Item 404(a) of Regulation S-K. For any potential transaction in which a director, executive officer or other related person would have a material interest, such transaction is reviewed, in advance, by the Company’s General Counsel and Chief Compliance Officer to ensure compliance with the Company’s Code of Ethics and to evaluate the disclosure requirements under Item 404(a) of Regulation S-K. Currently, the Company does not have a formal written policy governing transactions with related persons. In the event any transaction or agreement occurs in respect of which a director has a material interest, the director must recuse himself from voting on that matter and remove himself from the meeting while the transaction at issue is being considered by the Board of Directors. The minutes of the Board of Directors’ meeting would reflect the nature of the interest disclosed and the fact of the recusal.

REPORT OF THE AUDIT COMMITTEE

The following is the report of the Audit Committee with respect to the Company’s audited financial statements for the fiscal year ended December 31, 2011.

The Audit Committee has reviewed and discussed the Company’s audited financial statements for the fiscal year ended December 31, 2011 with senior management. The Audit Committee meets privately with PwC on a periodic basis and PwC has unrestricted access to the Audit Committee. The Audit Committee has discussed with PwC the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board Rule 3200T, which include, among other items, matters related to the conduct of the audit of the Company’s financial statements. The Audit Committee has also received written disclosures and the letter from PwC required by applicable requirements of the Public Company Accounting Oversight Board (which relates to the accountant’s independence from the Company and related entities) and has discussed with PwC their independence from the Company. As part of its responsibilities for oversight of the Company enterprise risk management process, the Audit Committee has reviewed and discussed the Company’s policies with respect to risk assessment and risk management, including discussions of individual risk areas as well as an annual summary of the overall process.

Based on the review and discussions referred to above, the Audit Committee recommended to the Company’s Board of Directors that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011 for filing with the SEC and the Company’s Annual Information Form for the fiscal year ended December 31, 2011.

The information contained in this report shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any future filing under the 1933 Act or the Exchange Act, except to the extent that the Company specifically incorporates it by reference in such filing.

April 18, 2012	Respectfully submitted,

Eric Demirian (Chairman)
Kenneth G. Copland
Neil S. Braun
David W. Leebron

AVAILABLE INFORMATION

The Company makes available free of charge its annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K as soon as reasonably practicable after such filing has been made with the SEC. Reports are available at www.IMAX.com or by calling investor relations at 212-821-0100. Additional information relating to the Company is available at www.sedar.com. Financial information is provided in the Company’s comparative financial statements and MD&A for its most recently completed financial year.

APPROVAL BY BOARD OF DIRECTORS

The contents and the sending of this Proxy Circular and Proxy Statement to each shareholder entitled to receive notice of the Annual Meeting, to each director and to the auditors of the Company have been approved by the Board of Directors.

DATED at Mississauga, Ontario, Canada, April 18, 2012.

/s/ G. Mary Ruby

G. MARY RUBY
Chief Administrative Officer & Corporate Secretary

9th Floor, 100 University Avenue Toronto, Ontario M5J 2Y1 www.computershare.com

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Holder Account Number

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Form of Proxy - Annual General Meeting of IMAX Corporation to be held on June 5, 2012

This Form of Proxy is solicited by and on behalf of Management.

Notes to proxy

1.	Every holder has the right to appoint some other person or company of their choice, who need not be a holder, to attend and act on their behalf at the meeting. If you wish to appoint a person or company other than the persons whose names are printed herein, please insert the name of your chosen proxyholder in the space provided (see reverse).

2.	If the securities are registered in the name of more than one owner (for example, joint ownership, trustees, executors, etc.), then all those registered should sign this proxy. If you are voting on behalf of a corporation or another individual you may be required to provide documentation evidencing your power to sign this proxy with signing capacity stated.

3.	This proxy should be signed in the exact manner as the name appears on the proxy.

4.	If this proxy is not dated, it will be deemed to bear the date on which it is mailed by Management to the holder.

5.	The securities represented by this proxy will be voted as directed by the holder, however, if such a direction is not made in respect of any matter, this proxy will be voted as recommended by Management.

6.	The securities represented by this proxy will be voted or withheld from voting, in accordance with the instructions of the holder, on any ballot that may be called for and, if the holder has specified a choice with respect to any matter to be acted on, the securities will be voted accordingly.

7.	This proxy confers discretionary authority in respect of amendments to matters identified in the Notice of Meeting or other matters that may properly come before the meeting.

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8.	This proxy should be read in conjunction with the accompanying documentation provided by Management.

Proxies submitted must be received by 10.00 a.m., Eastern Time, on June 1, 2012.

VOTE USING THE TELEPHONE OR INTERNET 24 HOURS A DAY 7 DAYS A WEEK!

To Vote Using the Telephone To Vote Using the Internet To Receive Documents Electronically

•Call the number listed BELOW from a touch tone telephone. 1-866-732-VOTE (8683) Toll Free	•Go to the following web site: www.investorvote.com	•You can enroll to receive future securityholder communications electronically by visiting www.computershare.com/eDelivery and clicking on “eDelivery Signup”.

If you vote by telephone or the Internet, DO NOT mail back this proxy.

Voting by mail may be the only method for securities held in the name of a corporation or securities being voted on behalf of another individual.

Voting by mail or by Internet are the only methods by which a holder may appoint a person as proxyholder other than the Management nominees named on the reverse of this proxy. Instead of mailing this proxy, you may choose one of the two voting methods outlined above to vote this proxy.

To vote by telephone or the Internet, you will need to provide your CONTROL NUMBER listed below.

CONTROL NUMBER

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Appointment of Proxyholder

The undersigned common shareholder of IMAX Corporation (the “Company”) hereby appoints Richard L. Gelfond, failing whom, Robert D. Lister, failing whom, G. Mary Ruby	OR	Print the name of the person you are appointing if this person is someone other than the Management Nominees listed herein.

as my/our proxyholder with full power of substitution and to vote in accordance with the following direction (or if no directions have been given, as the proxyholder sees fit) and all other matters that may properly come before the Annual General Meeting of IMAX CORPORATION to be held at the Loews Regency Hotel (Ballroom), 540 Park Avenue, New York, NY 10065 on June 5, 2012 at 10.00 a.m. and at any adjournment thereof.

VOTING RECOMMENDATIONS ARE INDICATED BY HIGHLIGHTED TEXT OVER THE BOXES.

1.	Election of Directors

	For	Withhold		For	Withhold

01. Neil S. Braun	☐	☐	02. Garth M. Girvan	☐	☐

03. David W. Leebron	☐	☐				____ Fold

	For	Against	Withhold

2. Appointment of Auditors – In respect of the appointment of PricewaterhouseCoopers LLP as auditors of the Company and authorizing the directors to fix their remuneration. Note: Voting Withhold is the equivalent to voting Abstain.	☐	☐	☐

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Authorized Signature(s) – This section must be completed for your instructions to be executed.	Signature(s)	Date

I/We authorize you to act in accordance with my/our instructions set out above. I/We hereby revoke any proxy previously given with respect to the Meeting.

If no voting instructions are indicated above, this Proxy will be voted as recommended by Management.

DD / MM / YY

Interim Financial Statements – Mark this box if you would like to receive interim financial statements and accompanying Management’s Discussion and Analysis by mail.	☐

If you are not mailing back your proxy, you may register online to receive the above financial report(s) by mail at www.computershare.com/mailinglist.

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